     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1997.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   AS AMENDED
                            ------------------------

                          ORGANIC FOOD PRODUCTS, INC.

       (Exact Name of Small Business Issuer As Specified In Its Charter)

          CALIFORNIA                         2033                  94-3076294
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                   Classification Code No.)       I.D. Number)
incorporation or organization)

                               550 MONTEREY ROAD
                             MORGAN HILL, CA 95037
                                 (408) 782-1133

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                     FLOYD R. HILL, CHIEF EXECUTIVE OFFICER
                          ORGANIC FOOD PRODUCTS, INC.
                               550 MONTEREY ROAD
                             MORGAN HILL, CA 95037
                                 (408) 782-1133
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

         Gary A. Agron, Esq.                     Dennis J. Doucette, Esq.
     5445 DTC Parkway, Suite 520          Luce, Forward, Hamilton & Scripps LLP
         Englewood, CO 80111                  600 West Broadway, Suite 2600
            (303) 770-7254                         San Diego, CA 92101
         (303) 770-7257 (Fax)                         (619) 236-1414
                                                   (619) 232-8311 (Fax)

    APPROXIMATE DATE OF COMMENCEMENT OF THE OFFERING: AS SOON AS PRACTICABLE AFTER THE DATE OF THE OFFERING.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

            TITLE OF EACH CLASS                   AMOUNT TO            PROPOSED                               AMOUNT OF
               OF SECURITIES                          BE            MAXIMUM PRICE          OFFERING          REGISTRATION
              TO BE REGISTERED                    REGISTERED         PER SECURITY           PRICE                FEE
Common Stock, no par value(1)...............   1,380,000 Shares         $5.00             $6,900,000            $2,091
Representatives' Warrants(2)................   120,000 Warrants         $.0008               $100                $-0-
Common Stock, no par value, underlying
  Representatives' Warrants(2)..............    120,000 Shares          $6.00              $720,000              $218
Totals......................................                                              $7,620,100            $2,309

(1) Includes the overallotment option granted to the Representatives of 180,000 shares.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares issuable upon exercise of the Representatives' Warrants is subject to adjustment in accordance with anti-dilution provisions of such Warrants.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  (EXHIBIT INDEX LOCATED ON PAGE   OF THIS FILING)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          ORGANIC FOOD PRODUCTS, INC.

                             CROSS REFERENCE SHEET

  ITEM                            CAPTION                                   LOCATION OR CAPTION IN PROSPECTUS
---------  -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
           Cover Page of Prospectus.............................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Page of
           Prospectus...........................................  Inside Front and Outside Back Cover Pages

       3.  Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Cover Page; Risk Factors; Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  Not Applicable

       8.  Plan of Distribution.................................  Underwriting

       9.  Legal Proceedings....................................  Not Applicable

      10.  Directors, Executive Officers, Promoters and Control
           Persons..............................................  Management; Principal Shareholders

      11.  Security Ownership of Certain Beneficial Owners and
           Management...........................................  Principal Shareholders

      12.  Description of Securities............................  Description of Securities

      13.  Interest of Named Experts and Counsel................  Not Applicable

      14.  Disclosure of Commission Position on Indemnification
           for Securities.......................................  Item 24; Item 28

      15.  Organization Within Last Five Years..................  Prospectus Summary; Certain Transactions

      16.  Description of Business..............................  Risk Factors; Business

      17.  Management's Discussion and Analysis or Plan of
           Operations...........................................  Management's Discussion and Analysis of Financial
                                                                  Condition and Results of Operations

      18.  Description of Property..............................  Business--Properties

      19.  Certain Relationships and Related
           Transactions.........................................  Certain Transactions

      20.  Market for Common Equity and Related Shareholder
           Matters..............................................  Description of Securities

      21.  Executive Compensation...............................  Management--Executive Compensation

      22.  Financial Statements.................................  Financial Statements

      23.  Changes in and Disagreements with Accountants on
           Accounting and Financial Disclosure..................  Not Applicable

SUBJECT TO COMPLETION                 PRELIMINARY PROSPECTUS DATED MARCH 7, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                        1,200,000 SHARES OF COMMON STOCK

                          ORGANIC FOOD PRODUCTS, INC.

                                     [LOGO]

    Organic Food Products, Inc. (the "Company") is offering 1,200,000 shares of its no par value Common Stock (the "Common Stock") at $5.00 per share (the "Offering") through Sentra Securities Corporation and Spelman & Co., Inc. as the representatives (the "Representatives") of the underwriters named herein (the "Underwriters"). The initial offering price of the Common Stock was determined by negotiations between the Company and the Representatives and such price is not necessarily related to the Company's financial condition, net worth or other established criteria of value. See "Underwriting."

    There is no current trading market for the Company's Common Stock and no assurance that a trading market will develop upon completion of the Offering. The Company has applied to have the Common Stock listed on the NASDAQ SmallCap Market (the "SmallCap Market").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                            TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS."

                                                                      UNDERWRITING DISCOUNTS         PROCEEDS TO
                                               PRICE TO PUBLIC          AND COMMISSIONS(1)            COMPANY(2)
Per Share................................           $5.00                      $.50                     $4.50
Total(3).................................         $6,000,000                 $600,000                 $5,400,000

(1) Excludes a nonaccountable expense allowance payable to the Representatives of $180,000 ($207,000 if the Overallotment Option is exercised) and the issuance of warrants to the Representatives (the "Representatives' Warrants") to purchase up to 120,000 shares of Common Stock at a price of $6.00 per share. The Company has granted certain registration rights with respect to the Common Stock underlying the Representatives' Warrants and has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 (the "1933 Act"). See "Underwriting."

(2) Before deducting costs of the Offering estimated to be $480,000, including the Representatives' nonaccountable expense allowance. See "Underwriting."

(3) Assumes no exercise of the Representatives' option (the "Overallotment Option"), exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 180,000 additional shares of Common Stock on the same terms as the Common Stock offered hereby solely to cover overallotments, if any. If the Overallotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $6,900,000, $690,000 and $6,210,000, respectively. See
    "Underwriting."
                           --------------------------

    The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of the certificates representing the Common Stock will be made against payment therefor in San Diego, California, on or about three business days from the date of this Prospectus.

              SENTRA
      SECURITIES CORPORATION                 SPELMAN & CO., INC.

               The date of this Prospectus is            , 1997.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ SMALLCAP MARKET AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS THAT APPEAR ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVERALLOTMENT OPTION AND THE REPRESENTATIVES' WARRANTS HAVE NOT BEEN EXERCISED.

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS PROSPECTUS INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES ARE DETAILED THROUGHOUT THE PROSPECTUS AND WILL BE FURTHER DISCUSSED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THE PROSPECTUS SPEAK ONLY AS OF THE DATE HEREOF.

                                  THE COMPANY

    Since 1987, the Company has manufactured and marketed pesticide free ("organic") and preservative free ("all natural") pasta sauces, salsas and condiments under the brand names "Garden Valley Naturals" and "Parrot." The Company began marketing its Parrot line of salsas in 1987, its Garden Valley Naturals line of condiments in 1991 and its Garden Valley Naturals line of pastas and salsas in 1994. In June 1996, the Company merged with Organic Food Products, Inc. ("OFP") which also marketed a line of organic food products (including pasta sauces and salsas, together with dry cut pastas and organic children's meals) under the "Millina's Finest" brand name. See "Certain Transactions."

    In June 1996, the Company restructured its Garden Valley Naturals, Parrot and Millina's Finest product lines by (i) eliminating all nonorganic products,
(ii) eliminating salsas and ketchups sold under the Millina's Finest brand name, and (iii) adding organic fruit juices and organic frozen entrees to its product offerings. In addition to its current products, the Company is developing a line of organic grill sauces and organic salad dressings which it expects to introduce in 1997. See "Business--Products."

    All of the Company's products (with the exception of its organic mustards) are manufactured at the Company's 24,000 square foot processing and warehouse facility in Morgan Hill, California. See "Business--Manufacturing Facilities."

    The Company sells its products either directly or through distributors or independent commissioned food brokers and specialty food brokers to (i) health food and specialty food stores, (ii) club stores (including Price/Costco and BJ's), and (iii) retail chain and independent grocery stores (including Safeway, A&P, Waldbaum's, Trader Joe's, Stop N' Shop, Edward's, Lucky's and Big Y). See "Business--Distribution and Marketing."

    The Company's business strategy is to (i) increase revenues by offering additional organic food products through the Company's existing distribution network, (ii) reduce costs and improve operating efficiencies by using the Company's excess manufacturing capabilities to increase the volume of products it manufactures for itself as well as for others, (iii) expand the Company's current geographic and retail store distribution by offering the Company's products in new markets and increasing distribution in existing markets, and
(iv) specialize exclusively in the marketing of organic food products. Proceeds of the Offering will be used for these and other purposes. See "Business--Strategy" and "Use of Proceeds."

    The Company was incorporated in California in July 1987 as S&D Foods, Inc. In November 1995, it changed its name to Garden Valley Naturals, Inc. and following its June 1996 merger with OFP, changed its name to Organic Food Products, Inc. The term "Company" used throughout this Prospectus refers to the merged operations of Garden Valley Naturals, Inc. and OFP. The Company's executive offices are located at 550 Monterey Road, Morgan Hill, CA 95037, telephone (408) 782-1133.

                                  THE OFFERING

Offering Price....................  $5.00 per share of Common Stock

Common Stock Outstanding(1).......  5,296,000 shares

Common Stock Offered..............  1,200,000 shares

Common Stock Outstanding After the
  Offering(1).....................  6,496,000 shares

Use of Proceeds...................  The net proceeds of the Offering will be primarily used to purchase raw materials and equipment, for repayment
                                    of debt and for working capital. See "Use of Proceeds."

NASDAQ SmallCap Symbol............  OFPI

Transfer and Warrant Agent........  Corporate Stock Transfer, Inc.

------------------------

(1) Excludes exercise of: (i) the Overallotment Option; (ii) the Representatives' Warrants; (iii) outstanding stock options to purchase up to 538,000 shares of Common Stock issued under the Company's 1995 Stock Option Plan; and (iv) common stock purchase warrants to purchase up to 400,000 shares of Common Stock. See "Dilution," "Capitalization," "Description of Securities" and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION

    The financial information of the Company set forth below for the two years ended June 30, 1995 and 1996 has been derived from the Company's audited financial statements included herein. Interim information for the six months ended December 31, 1995 and 1996 has been derived from unaudited financial statements which are also included herein. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of the results to be expected for the year ending June 30, 1997. The financial information should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus.

                                                                                       SIX MONTHS ENDED DECEMBER
                                                              YEAR ENDED JUNE 30,                 31,
                                                          ---------------------------  --------------------------
                                                              1996           1995          1996          1995
                                                          -------------  ------------  ------------  ------------
INCOME STATEMENT DATA:
Net sales...............................................  $  13,435,634  $  8,133,505  $  6,477,627  $  6,667,397
Gross profit............................................      2,914,718     2,106,720     1,995,310     1,530,009
Operating income (loss).................................     (1,482,410)      606,746       586,945        21,566
Interest expense........................................        403,566       124,786        91,286        83,166
Net income (loss).......................................  $  (1,704,307) $    292,483  $    381,521  $    (50,928)
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------
Weighted average shares outstanding.....................      6,249,127     6,936,250     5,805,000     5,056,758
Net income (loss) per share.............................  $        (.27) $        .04  $        .07  $       (.01)
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------

                                                                                     AT DECEMBER 31,       AS
                                                                                          1996        ADJUSTED(1)
                                                                                     ---------------  ------------
BALANCE SHEET DATA:
Working capital (deficit)..........................................................   $    (262,749)  $  4,692,453
Total assets.......................................................................       4,418,310      7,778,310
Long-term debt.....................................................................          58,491         58,491
Total liabilities..................................................................       3,861,811      2,301,811
Shareholders' equity...............................................................   $     556,499   $  5,476,499

------------------------

(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering without giving effect to exercise of the Overallotment Option, the Representatives' Warrants or other outstanding stock options or common stock purchase warrants. See "Use of Proceeds" and "Description of Securities."

                                  RISK FACTORS

    Prospective purchasers of the Common Stock should carefully consider the following risk factors and the other information contained in this Prospectus before making an investment in the Common Stock. Information contained in this Prospectus includes "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy." No assurance can be given that the future results addressed by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results addressed in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results addressed in such forward-looking statements.

    ABSENCE OF SUBSTANTIAL PROFITABILITY; FUTURE OPERATING RESULTS. Although the Company achieved increasing levels of revenues for the years ended June 30, 1995 and 1996 and the six months ended December 31, 1996, the Company reported a loss for the year ended June 30, 1996 and limited profitability for the other two periods. Future events, including unanticipated expenses, increased price competition, unfavorable general economic conditions or decreased consumer demand for organic food products, could have a material adverse effect on the Company's future operating results. There can be no assurance that the Company's revenue growth will continue in the future or that its operations will be profitable. See "Financial Statements."

    GEOGRAPHIC CONCENTRATION. The Company distributes its products in a limited number of markets which exposes it to fluctuations caused by such factors as adverse economic conditions and changing consumer preferences in these markets. See "Business--Distribution and Marketing."

    COST OF RAW MATERIALS, RISK OF MARKET PRICE FLUCTUATIONS; DEPENDENCE UPON SUPPLIER. The Company's operating results and financial condition may be adversely affected by market fluctuations in the cost of its raw materials, particularly whole and processed organic tomatoes. Raw materials costs are determined by a constantly changing market upon which the Company has no control. The Company often enters into fixed price contracts to purchase a portion of its organic tomatoes. Nevertheless, cost fluctuations in the open market could increase the Company's product costs (for products not covered by fixed price contracts) and adversely affect its operations. Moreover, market price declines for raw materials which are covered by fixed price contracts would increase the Company's product costs relative to its competitors and reduce its gross profits on finished goods. While many raw materials are available from a number of sources, the Company currently purchases its organic tomatoes and tomato products from a limited number of suppliers. Any interruption in raw materials supply (caused by factors such as drought, insect infestation or the like) would interrupt the Company's production and adversely affect its operations. Overcontracting for organic tomatoes or other raw materials in order to fix prices could cause cash flow difficulties until the excess raw materials are processed and sold. For instance, a portion of the proceeds of the Offering has been allocated to pay for tomato paste contracted in prior years. See "Use of Proceeds" and "Business-- Manufacturing and Processing."

    COMPETITION. The organic food and health food industries in general and the pasta sauce and pasta, salsa, condiment and fruit juice businesses in particular are highly competitive and there are numerous multinational, national, regional and local firms that currently compete, or are capable of competing, with the Company. Multinational nonorganic (i) pasta sauce competitors include Prego, Ragu, Classico and Newman's Own, (ii) salsa competitors include Pace, El Paso and La Victoria, (iii) condiment competitors include Heinz, French's and Guilden's, and (iv) fruit juice competitors include Minute Maid and Del Monte. The Company also competes with national cut pasta manufacturers such as RF, Ronzoni and DeBoles, smaller organic or natural pasta sauce and organic salsa competitors such as Simply Natural, Muir Glen and Enrico and smaller fruit juice competitors such as Odwalla and Knudsen. Most of the

Company's competitors are larger than the Company and have more financial, marketing and management resources, and brand name recognition, than the Company. See "Business--Competition."

    DEPENDENCE ON MAJOR CUSTOMERS. One customer accounted for approximately 23% of the Company's revenues for the year ended June 30, 1996 and two customers each accounted for more than 10% of the Company's revenues for the six months ended December 31, 1996. A loss of any of these customers would have a material adverse effect on the Company's operations. See "Business--Distribution and Marketing."

    LIMITED EXPERIENCE WITH CLUB STORES AND CHAIN GROCERY STORES. Although the Company has sold its products to health food stores since 1987, sales to club stores and chain grocery stores commenced in December 1994 and August 1995, respectively. There can be no assurance that (i) the Company will be able to maintain or expand its sales to club stores and chain grocery stores or (ii) sales will be sufficient to offset slotting fees or in-store demonstration fees incurred to obtain shelf space in club stores and chain grocery stores. See "Business--Marketing and Distribution."

    PRODUCT LIABILITY. Food processors are subject to significant liability should the consumption of their products cause injury, illness or death. Although the Company carries product liability insurance, with limits per occurrence of up to $2,000,000, there can be no assurance that this insurance will be adequate to protect against product liability claims or that insurance coverage will continue to be available at reasonable prices.

    POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results could vary from period to period as a result of a number of factors, including the purchasing patterns of significant customers, the timing of new product introductions by the Company and its competitors, the amount of slotting fees and new product advertising expenses incurred by the Company, variations in sales by distribution channel, fluctuations in market prices of raw materials and competitive pricing policies. These factor could cause the Company's performance to differ from investor expectations, resulting in volatility in the price of the Common Stock.

    GOVERNMENT REGULATION. The Company is subject to various federal, state and local laws affecting its business. The Company's food processing facility is subject to regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various federal, state, and local health, sanitation, immigration, safety and fire codes and standards. In order to offer organic food products, the Company is also subject to inspection and regulation by the United States Department of Agriculture ("USDA"). Suspension of any licenses or approvals, due to failure to comply with applicable regulations, could interrupt the Company's operations, cause a loss of its organic food designation, limit the number of employees working within its facilities or otherwise materially and adversely affect its business. The Company is also subject to federal and state laws establishing minimum wages and regulating overtime and working conditions. Since some of the Company's personnel are paid at rates not far above the federal or California state minimum wage, increases in the federal or California minimum wage will result in increases in the Company's labor costs. See "Business--Government Regulation."

    DEPENDENCE UPON EXECUTIVE OFFICERS. The Company's operations depend upon its ability to hire and retain qualified personnel. There is competition for such personnel, and there can be no assurance that the Company will be successful in this regard. The Company's operations are also dependent upon the continued services of its executive officers. The loss of the services of any of these executive officers, whether as a result of death, disability or otherwise, would have a material adverse effect upon the business of the Company. The Company has employment agreements with its Chief Executive Officer and its President, and has agreed to purchase key person life insurance on the life of its Chief Executive Officer in the face amount of $1,000,000. The Company does not carry key person insurance on the lives of any other executive officers. See "Management--Directors and Executive Officers."

    LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to the Offering, there has been no public trading market for the Company's Common Stock. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representatives and does not necessarily bear any relationship to recognized criteria for the valuation of such securities. There can be no assurance that a regular trading market for the Company's Common Stock will develop or continue after the Offering or, if such a market develops, that the market price of the Common Stock will exceed the Offering price. See "Underwriting."

    IMMEDIATE SUBSTANTIAL DILUTION. The Offering involves an immediate and substantial dilution of $4.16 per share of Common Stock, an 83% difference between the public offering price of $5.00 per share of Common Stock and the net tangible book value of $.84 per share of Common Stock upon completion of the Offering, assuming no exercise of the Overallotment Option, the Representatives' Warrants or other outstanding stock options or common stock purchase warrants of the Company. See "Dilution."

    NO DIVIDENDS. The Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. See "Description of Securities--Dividends."

    POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Company's Common Stock following the Offering may be highly volatile, as has been the case with the securities of other companies completing initial public offerings. Factors such as the Company's operating results or announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many emerging and small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results and general economic indicators and conditions, as well as other factors beyond the control of the Company.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale following the Offering could adversely affect the market price for the Common Stock. Following the Offering, the 1,200,000 shares of Common Stock offered by the Company may be sold in the open market. An additional 4,472,500 shares of the Company's Common Stock are currently eligible for sale under Rule 144 ("Rule 144") promulgated under the 1933 Act and the remaining 823,500 shares will be eligible for sale under Rule 144 commencing in July 1997. Notwithstanding the above, all of the Company's shareholders have agreed with the Representatives not to sell or otherwise dispose of their shares of Common Stock without the prior written consent of the Representatives for a period of 12 months from the date of this Prospectus. See "Description of Securities--Common Stock Eligible for Future Sale" and "Underwriting."

    UNDERWRITERS' INFLUENCE ON THE MARKET. A significant amount of the Common Stock offered hereby may be sold to customers of the Representatives and the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of Common Stock through or with the Underwriters. Although they have no obligation to do so, the Representatives intend to make a market in the Company's Common Stock and may otherwise effect transactions in the Common Stock. This market-making activity may terminate at any time. If they participate in the market, the Representatives may exert a dominating influence on the market, if one develops, for the Common Stock. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Underwriters' participation in such market.

    CONTROL BY MANAGEMENT; AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK; PREVENTION OF CHANGES IN CONTROL. Upon completion of the Offering, the Company's officer and directors will own approximately 41.2% of the then issued and outstanding shares of Common Stock (assuming no exercise of the Overallotment Option, the Representatives' Warrant or other outstanding stock options or common stock purchase warrants not exercisable within 60 days from the date hereof) and will continue to elect all of the Company's directors and control the affairs of the Company. The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease of the value or market price of the Common Stock and could further be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Articles of Incorporation or Bylaws. Holders of Preferred Stock may also be granted the right to receive dividends, certain preferences in liquidation, and conversion rights. See "Description of Securities."

    LIMITATIONS ON LIABILITY OF DIRECTORS. The Company's Articles of Incorporation substantially limit the liability of the Company's directors to the Company and its shareholders for breach of fiduciary or other duties to the Company. See "Description of Securities--Limitation on Liabilities."

                                    DILUTION

    At December 31, 1996, the net tangible book value of the Company was $509,297 (unaudited), or $.10 per share of Common Stock. "Net tangible book value" per share represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after December 31, 1996, other than to give effect to the sale by the Company of the 1,200,000 shares of Common Stock offered hereby, less underwriting discounts and commissions and estimated costs of the Offering not recorded as deferred costs as of December 31, 1996, the net tangible book value of the Company at December 31, 1996 would have been $5,464,499, or approximately $.84 per share. This represents an immediate increase in net tangible book value of $.74 per share of Common Stock to existing shareholders and an immediate dilution of $4.16 per share to new shareholders. "Dilution" per share represents the difference between the price to be paid by the new shareholders and the net tangible book value per share of Common Stock immediately after this Offering.

    The foregoing is illustrated in the following table:

Public offering price per share................................             $    5.00
Net tangible book value per share before Offering..............  $     .10
Increase in net tangible book value per share attributable to
  new investors purchasing in the Offering.....................  $     .74
Net tangible book value per share after the Offering...........             $     .84
                                                                            ---------
Dilution of net tangible book value per share to new
  investors....................................................             $    4.16
                                                                            ---------
Percent reduction of net tangible book value to new
  investors....................................................                    83%

    The following table sets forth the number of shares of Common Stock purchased, the total consideration paid and the average price per share paid by existing shareholders as of December 31, 1996 and new investors purchasing Common Stock in the Offering:

                                    SHARES PURCHASED           TOTAL CONSIDERATION         AVERAGE
                                -------------------------  ----------------------------   PRICE PER
                                  NUMBER     PERCENTAGE       AMOUNT       PERCENTAGE       SHARE
                                ----------  -------------  -------------  -------------  -----------
New investors.................   1,200,000        18.5%    $   6,000,000        55.7%     $    5.00
Existing shareholders.........   5,296,000        81.5%    $   4,763,650        44.3%     $     .90
                                ----------       -----     -------------       -----
Totals........................   6,496,000       100.0%    $  10,763,650       100.0%
                                ----------       -----     -------------       -----
                                ----------       -----     -------------       -----

    The preceding discussion and the accompanying tables assume no exercise of
(i) the Overallotment Option; (ii) the Representatives' Warrants; (iii) outstanding stock options to purchase up to 538,000 shares of Common Stock issued under the Company's 1995 Stock Option Plan, or (iv) common stock purchase warrants to purchase up to 400,000 shares of Common Stock. See "Capitalization," "Description of Securities" and "Underwriting."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at December 31, 1996 and as adjusted to give effect to the sale by the Company of 1,200,000 shares of Common Stock offered hereby, without giving effect to the exercise of the Overallotment Option, the Representatives' Warrants or other outstanding stock options or common stock purchase warrants.

                                                                                        ACTUAL      AS ADJUSTED(1)
                                                                                     -------------  --------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Current Liabilities................................................................  $   2,576,137   $  1,016,137
                                                                                     -------------  --------------
Long-term liabilities..............................................................         58,491         58,491
                                                                                     -------------  --------------
Shareholders' equity
  Preferred Stock, 5,000,000 no par value shares authorized, none issued...........       -0-            -0-
  Common Stock, 20,000,000 no par value shares authorized, 5,296,000 shares
    outstanding, and 6,496,000 shares outstanding, as adjusted.....................      2,535,378      7,455,378
  Accumulated deficit..............................................................     (1,978,879)    (1,978,879)
                                                                                     -------------  --------------
    Total shareholders' equity.....................................................        556,499      5,476,499
                                                                                     -------------  --------------
      Total capitalization.........................................................  $   3,191,127   $  6,551,127
                                                                                     -------------  --------------
                                                                                     -------------  --------------

------------------------

(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the Offering are estimated to be $4,920,000 ($5,703,000 if the Overallotment Option is exercised). The Company intends to use the net proceeds of the Offering as set forth in the table below:

                                                                                  PERCENT OF NET
PURPOSE                                                                AMOUNT        PROCEEDS
------------------------------------------------------------------  ------------  --------------
Purchase of raw materials(1)......................................  $  2,200,000        44.7
Purchase of equipment.............................................       400,000         8.1
Repayment of debt(2)..............................................     1,560,000        31.7
Working capital...................................................       760,000        15.5
                                                                    ------------       -----
    Total.........................................................  $  4,920,000       100.0%

------------------------

(1) Consists of approximately (i) $1,000,000 to purchase previously contracted organic tomato paste and (ii) $1,200,000 to purchase organic tomatoes and other organic vegetables in order to support the Company's plan to expand product offerings and increase manufacturing volumes. See "Business-- Strategy."

(2) Represents the balance due to two former officers and directors in connection with the Company's October 1995 purchase of 1,100,000 shares of the Company's Common Stock from these two individuals at $2.00 per share. See "Certain Transactions."

    The Company estimates, but cannot assure, that the net proceeds of the Offering, together with anticipated operating revenues, will be sufficient to fund the Company's estimated cash requirements for at least 12 months following this Offering.

    While the above use of proceeds indicates the Company's current plans, there may be changes due to the availability of other business opportunities and/or changes in the Company's plan of operation. Management is not currently aware of any such business opportunities or planned changes in operations. Pending application, the net proceeds may be invested in short-term interest bearing obligations.

    Any funds received by the Company from exercise of the Overallotment Option or the Representatives' Warrants will be added to working capital.

                            SELECTED FINANCIAL DATA

    The financial information of the Company set forth below for the two years ended June 30, 1995 and 1996 has been derived from the Company's audited financial statements included herein. Interim information for the six months ended December 31, 1995 and 1996 has been derived from unaudited financial statements which are also included herein. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of the results to be expected for the year ending June 30, 1997. The financial information should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                                            SIX MONTHS ENDED
                                                              YEAR ENDED JUNE 30,             DECEMBER 31,
                                                          ---------------------------  --------------------------
                                                              1996           1995          1996          1995
                                                          -------------  ------------  ------------  ------------
INCOME STATEMENT DATA:
Net sales...............................................  $  13,435,634  $  8,133,505  $  6,477,627  $  6,667,397
Gross profit............................................      2,914,718     2,106,720     1,995,310     1,530,009
Operating income (loss).................................     (1,482,410)      606,746       586,945        21,566
Interest expense........................................        403,566       124,786        91,286        83,166
Net income (loss).......................................  $  (1,704,307) $    292,483  $    381,521  $    (50,928)
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------
Weighted average shares outstanding.....................      6,249,127     6,936,250     5,805,000     5,056,758
Net income (loss) per share.............................  $        (.27) $        .04  $        .07  $       (.01)
                                                          -------------  ------------  ------------  ------------
                                                          -------------  ------------  ------------  ------------

                                                                                     AT DECEMBER 31,       AS
                                                                                          1996        ADJUSTED(1)
                                                                                     ---------------  ------------
BALANCE SHEET DATA:
Working capital (deficit)..........................................................   $    (262,749)  $  4,692,453
Total assets.......................................................................       4,418,310      7,778,310
Long-term debt.....................................................................          58,491         58,491
Total liabilities..................................................................       3,861,811      2,301,811
Shareholders' equity...............................................................   $     556,499   $  5,476,499

------------------------

(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering without giving effect to exercise of the Overallotment Option, the Representatives' Warrants or other outstanding stock options or common stock purchase warrants. See "Use of Proceeds" and "Description of Securities."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS AND ORGANIZATION

    Since 1987, the Company has manufactured and marketed pesticide free ("organic") and preservative free ("all natural") pasta sauces, salsas and condiments under the brand names "Garden Valley Naturals" and "Parrot." The Company began marketing its Parrot line of salsas in 1987, its Garden Valley Naturals line of condiments in 1991 and its Garden Valley Naturals line of pastas and salsas in 1994. In June 1996, the Company merged with OFP which also marketed (since 1988) a line of organic food products (including pasta sauces and salsas, together with dry cut pastas and organic children's meals) under the "Millina's Finest" brand name.

    The Company was incorporated in July 1987 as S&D Foods, Inc. In November 1995, the Company changed its name to Garden Valley Naturals, Inc. ("GVN"). Following its June 1996 merger with OFP, the Company's name was changed to Organic Food Products, Inc.

    The Company sells its products either directly or through distributors or independent commissioned food brokers and specialty food brokers to (i) health food and specialty food stores, (ii) club stores (including Price/Costco and BJ's), and (iii) retail chain and independent grocery stores (including Safeway, A&P, Waldbaum's, Trader Joe's, Stop N' Shop, Edward's, Lucky's and Big Y).

    The Company's business strategy is to (i) increase revenues by offering additional organic food products through the Company's existing distribution network, (ii) reduce costs and improve operating efficiencies by using the Company' excess manufacturing capabilities to increase the volume of products it manufactures for itself as well as for others, (iii) expand the Company's current geographic and retail store distribution by offering the Company's products in new markets and increasing distribution in existing markets, and
(iv) specialize exclusively in the marketing of organic food products. Proceeds of the Offering will be used for these and other purposes.

    Prospective purchasers of the Common Stock should carefully consider the following information as well as other information contained in this Prospectus before making an investment in the Common Stock. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Business--Strategy." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the information contained in "Risk Factors," could also cause actual results to vary materially from the future results covered in such forward-looking statements.

    The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. Historical results and percentage relationships among accounts are not necessarily an indication of trends in operating results for any future period. The financial statements present the accounts of GVN and OFP on a combined basis for all periods presented, based on the pooling method of accounting. The following analysis also discusses the separate historical results of operations of GVN and OFP.

RESULTS OF OPERATIONS--YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30,
  1995

    REVENUES

    Revenues increased 65.2% from $8,133,000 in 1995 to $13,436,000 in 1996.
GVN's sales increased from $3,106,000 to $5,794,000, an 86.5% increase, while OFP's sales increased from $5,027,000 to $7,642,000, a 52.0% increase. GVN's sales increased due to further penetration of its branded products into club stores and chain grocery stores occasioned by expanded marketing efforts which were funded by equity financings. GVN also increased its number of product offerings, which increased its shelf space in retail stores.

    OFP's sales increased due to further penetration of its branded products into health food stores, and the introduction of three new product categories. The new product categories were a canned tomato line, introduced in September 1995, a dry boxed cut pasta line, introduced in May 1995, and a line of organic canned meals for children introduced in March 1995. OFP also had an approximately $1,000,000 increase in industrial sales of organic fruit raw materials. The Company, in the current fiscal year, has phased out the sale of organic fruit, and in the future will be offering only raw materials that are consistent with food ingredients used in its own products.

    COST OF GOODS SOLD

    Cost of goods sold on a combined basis increased to $10,521,000, or 78.3% of sales in 1996 from $6,027,000, or 74.1% of sales in 1995. OFP's cost of goods sold increased to $5,859,000, 76.7% of sales in 1996, from $3,698,000, 73.6% of sales. This percentage increase was related to sales of a higher proportion of lower gross profit, bulk products sold in 1996 and, a co-packer relationship change which resulted in higher co-packer charges. GVN's cost of goods sold increased to $4,662,000, 80.5% of sales in 1996, from $2,329,000, 75.0% of sales in 1995. This percentage increase was related to the reformulating of GVN's pasta sauces to provide a more marketable product, the relocation of GVN's factory and certain retooling of its manufacturing process.

    SALES AND MARKETING EXPENSES

    The Company's combined sales and marketing expenses were $2,186,000, or 16.3% of net sales in 1996 versus $718,000, or 8.8% in 1995. The percentage increase was primarily due to the implementation of a new marketing program by GVN in 1996 which included the payment of slotting fees (payments to retailers to obtain store shelf space for products), totaling approximately $473,000, in-store food demonstration fees of approximately $200,000, and increases of broker commissions and sales and marketing salaries of approximately $330,000. OFP's increase in selling and marketing expenses related to an increase in marketing expenses for new products introduced during the year. These costs included advertising, product development, samples and sales materials. In addition, OFP experienced a significant increase in manufacturer's chargebacks, which were caused by its expansion into new market areas within the health food industry.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses on a combined basis increased to $1,760,000, or 13.1% of sales in 1996 from $782,000, or 9.6% of sales in 1995.
The increase is primarily attributed to salary increases for existing personnel and additions of personnel for expansion purposes. OFP also incurred significant professional fees as a result of due diligence efforts to analyze other merger and acquisition candidates prior to its June 1996 merger with the Company.

    RESTRUCTURING CHARGE

    Restructuring charges were $451,000 in 1996 and included costs incurred in the elimination of duplicate products, personnel, property and equipment following the June 1996 merger. The principal costs included $183,000 for elimination of redundant inventory, $190,000 in severance pay benefits, and $78,000 for disposal of excess equipment and miscellaneous expenses.

    INTEREST EXPENSE

    Interest expense increased $280,000 to $404,000 in 1996 from $124,000 in 1995. This increase was due to the change in the co-packer relationship by OFP, wherein the co-packer charged a financing fee for carrying product it manufactured on behalf of OFP. This financing fee amounted to approximately

$230,000 in 1996. In addition, GVN's interest expense increased by approximately $50,000, due to debt incurred in the repurchase of 1,100,000 shares of Common Stock prior to the June 1996 merger with the Company. See "Certain Transactions."

RESULTS OF OPERATIONS-SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO SIX MONTHS
  ENDED DECEMBER 31, 1995

    REVENUES

    Revenues for the six month period ended December 31, 1996 were $6,477,000, a decrease of $190,000, or 3% from the same period in 1995. The principal reason for this decline was the decision to phase out OFP's sales of organic raw fruit after the June 1996 merger. This represented an approximately $650,000 decrease in OFP sales in 1996 versus 1995. This decrease was offset by an approximately 32% increase in the sales of OFP's Millina's Finest brand products. GVN's sales decreased approximately 3% in the six month period ended December 31, 1996 versus 1995.

    The 32% growth in sales of Millina's Finest and the 3% decline in the GVN revenues are a result of the Company's decision to place marketing emphasis on expanding the Millina's Finest brand in health food stores, while reducing expenditures for slotting fees in GVN's club and grocery store markets. Management believes this decision reduced redundancies and competitiveness in each market and promoted customer product recognition. The Company plans to again implement slotting fees in markets where it believes payment of the fees will yield increased sales.

    In addition, the Company intends to increase marketing activities for bulk raw materials (other than raw fruit). These efforts will be concentrated on the Company acting as a marketer of the varieties of organic raw vegetables used in the Company's own products.

    COST OF GOODS SOLD

    Cost of goods sold for the six month period ended December 31, 1996 was $4,482,000 or 69.2% of sales, versus $5,137,000, or 77.1% of sales for the same period in 1995. This reduction in the percentage of cost of goods sold is due to increased efficiency at the new manufacturing facility, an elimination of the use of co-packer relationships, changes in the Company's marketing plan to emphasize higher gross profit product lines, and the resulting economies of scale from the combined operations and purchasing power of GVN and OFP. Incremental costs for including OFP's manufacturing costs in the GVN facility were substantially lower than the costs associated with either company's pre-merger costs of production.

    SALES AND MARKETING EXPENSE

    Sales and marketing expense for the six month period ended December 31, 1996 was $954,000, or 14.7% of sales, versus $713,000, or 10.7% of sales for the same period in 1995, an increase of $241,000. This increase is attributable to increased marketing efforts involving expansion into health food stores and increased demonstration costs in an effort to obtain name recognition.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses for the six month period ended December 31, 1996 were $455,000, or 7.0% of sales, versus $795,000, or 11.9% of sales for the same period in 1995. The combined companies reduced general and administrative overhead through the elimination of redundancies and enhanced operating efficiency. Redundant staff were eliminated, as well as office space, utilities, insurance and professional services. Management anticipates that the Company will incur additional general and administrative expenses in connection with the Offering and to support the Company's expansion into new markets.

    INTEREST EXPENSE

    Interest expense for the six month period ended December 31, 1996 was $91,000 versus $83,000 for the same period in 1995. The interest for the six month period ended December 31, 1996 includes approximately $40,000 of interest related to approximately $1,560,000 of notes payable which are scheduled to be repaid from the proceeds of the Offering. The balance of the interest expense for 1996 is primarily related to the Company's revolving line of credit. See "Use of Proceeds."

SEASONALITY

    Historically, GVN and OFP have experienced little seasonal fluctuation in the recognition of revenues. In relation to product purchasing, the Company will seasonally contract for certain product for the entire year at harvest time or at planting time to secure raw materials through the year. These purchases take place annually from early spring to mid summer and are effected to reduce the risk of price swings due to demand fluctuations. These annual purchases can create overages or shortages in inventory. The Company's intention to sell certain bulk raw materials to other manufacturers may assist in reducing any overages and should allow for more effective purchasing of the required raw materials.

LIQUIDITY AND CAPITAL RESOURCES

    The Company is seeking additional capital from the Offering to purchase raw materials and equipment, repay existing debt, and for working capital. During the six month period ended December 31, 1996, the Company financed its operations and business development activity primarily through the net proceeds of $1.7 million in additional equity sold. These funds were used to purchase approximately $160,000 of equipment, repay $330,000 of existing debt, purchase and retire $78,000 of Common Stock (see "Certain Transactions"), and for working capital.

    During the year ended June 30, 1996, the Company financed its operations and business development activity through an additional sale of equity in the approximate amount of $1.7 million, as well as a net increase in debt in the approximate amount of $826,000. These proceeds were used to purchase approximately $700,000 of equipment, purchase and retire $640,000 of Common Stock, and for working capital.

    Currently, the Company has entered into fixed price contracts covering approximately 2,000,000 pounds of organic tomatoes. The tomato contracts require payments of approximately $900,000. The Company also intends to purchase additional packaging equipment to convert its production facility from using boxed cases to using shrinkwrap (or bulk glass) cases, thereby reducing production costs. See "Use of Proceeds."

    The Company also intends to incur additional retooling costs to enable the facility to pasteurize and produce juice products. This is expected to increase the capacity of the facility, add to sales volume and reduce the per unit cost of fixed manufacturing overhead.

    Currently, the Company has a working capital line of credit facility in the amount of $1,700,000, of which $1,008,000 was outstanding at December 31, 1996.

    The Company believes that the net proceeds of this Offering, together with its existing cash resources and available credit facilities, will be sufficient to meet the Company's anticipated acquisition, expansion, and working capital needs for the next 12 months. The Company, however, may raise capital through the issuance of long-term or short-term debt, or the issuance of securities in private or public transactions to fund future expansion of its business, either before or after the end of the 12 month period. There can be no assurance that acceptable financing for future transactions can be obtained.

                                    BUSINESS

INTRODUCTION

    Since 1987, the Company has manufactured and marketed pesticide free ("organic") and preservative free ("all natural") pasta sauces, salsas and condiments under the brand names "Garden Valley Naturals" and "Parrot." The Company began marketing its Parrot line of salsas in 1987, its Garden Valley Naturals line of condiments in 1991 and its Garden Valley Naturals line of pastas and salsas in 1994. In June 1996, the Company merged with Organic Food Products, Inc. ("OFP") which also marketed a line of organic food products (including pasta sauces and salsas, together with dry cut pastas and organic children's meals) under the "Millina's Finest" brand name. See "Certain Transactions."

    In June 1996, the Company restructured its Garden Valley Naturals, Parrot and Millina's Finest product lines by (i) eliminating all nonorganic products,
(ii) eliminating salsas and ketchups sold under the Millina's Finest brand name, and (iii) adding organic fruit juices and organic frozen entrees to its product offerings. In addition to its current products, the Company is developing a line of organic grill sauces and organic salad dressings which it expects to introduce in 1997. See "Business--Products."

    All of the Company's products (with the exception of its organic mustards) are manufactured at the Company's 24,000 square foot processing and warehouse facility in Morgan Hill, California. See "Business--Manufacturing Facilities."

    The Company sells its products either directly or through distributors or independent commissioned food brokers and specialty food brokers to (i) health food and specialty food stores, (ii) club stores (including Price/Costco and BJ's), and (iii) retail chain and independent grocery stores (including Safeway, A&P, Waldbaum's, Trader Joe's, Stop N' Shop, Edward's, Lucky's and Big Y). See "Business--Distribution and Marketing."

STRATEGY

    The Company's business strategy is to (i) increase revenues by offering additional organic food products through the Company's existing distribution network, (ii) reduce costs and improve operating efficiencies by using the Company's excess manufacturing capabilities to increase the volume of products it manufactures for itself as well as for others, (iii) expand the Company's current geographic and retail store distribution by offering the Company's products in new markets and increasing distribution in existing markets, and
(iv) specialize exclusively in the marketing of organic food products. Proceeds of the Offering will be used for these and other purposes. See "Use of Proceeds."

    (i) OFFER ADDITIONAL ORGANIC FOOD PRODUCTS. Since its merger with OFP, the Company has added organic fruit juices and plans to add organic grill sauces and organic frozen entrees to its product offerings. The Company believes that offering additional products will increase revenues without proportionately increasing costs, due to the economies of scale which result from volume product manufacturing efficiencies as well as the utilization of the Company's existing distribution channels to offer new product lines.

    (ii) INCREASE MANUFACTURING VOLUMES. The Company believes it can reduce per unit manufacturing costs by using the Company's excess manufacturing capabilities to increase manufacturing volume. The Company seeks to increase the volume of products it manufactures by increasing sales of existing products, increasing its new product offerings and by continuing to manufacture food products for other food marketers on a contract basis.

    (iii) EXPAND GEOGRAPHIC AND RETAIL STORE DISTRIBUTION. Although the Company has national geographic distribution for its products in health food stores, distribution of products through club stores and grocery stores is primarily limited to northern California and the northeast coast of the United States. The Company intends to retain additional regional distributors and independent food brokers, offer advertising concessions and pay retail store slotting fees in order to increase its club store and grocery store sales throughout the United States.

    (iv) SPECIALIZE EXCLUSIVELY IN ORGANIC FOOD PRODUCTS. Following its merger with OFP, the Company eliminated all nonorganic food lines from its product offerings. The Company believes it can achieve superior product recognition and customer loyalty by promoting awareness that the Company is an exclusive organic food marketer.

PRODUCTS

    The Company introduces and discontinues products on a regular basis, consistent with customary practices of other firms in the processed food industry. The Company's current product lines (ranked by percentage of total sales) are as follows:

    ORGANIC PASTA SAUCES AND PASTAS

    The Company markets a line of 18 organic pasta sauces under the Garden Valley Naturals and Millina's Finest brand names. The pasta sauces are also all natural and most are fat free. Varieties include garden vegetable, sun-dried tomato, roasted garlic tomato, tomato mushroom, sweet pepper and onions, hot and spicy, smoked garlic and zesty basil. The Company also offers uncooked organic dry cut pastas including spaghetti, linguini, fettucini, angel hair, rotini, penne and bow tie.

    ORGANIC SALSAS

    The Company markets a line of 16 organic and all natural salsas under the Garden Valley Naturals brand name including five varieties of fat free and vinegar free organic salsas (sun-dried tomato, roasted garlic tomato, black bean, black bean and corn and chunky organic tomato) in three levels of heat, mild, medium and hot. A medium green tomatillo salsa is also available. The Company also markets a line of 10 organic salsas under the Parrot brand name. Varieties include chunky, black bean, tomatillo, spicy gourmet and enchilada sauce.

    ORGANIC CONDIMENTS

    The Company offers two varieties of organic catsups and three organic mustards under the Garden Valley Naturals brand name. The tomato catsup and spicy garlic catsup are sweetened with organic fruit juice. All three mustards use organic mustard seed for flavoring and are offered in yellow, stoneground and dijon. All condiments are also fat free and sugar free.

    The Company also offers under the Parrot brand name an organic enchilada sauce which is fat free and low in sodium, and expects to introduce grill sauces used for barbecuing hamburgers, hot dogs, chicken and fish in 1997.

    CHILDREN'S MEALS

    The Company offers three canned organic children's meals, composed of pasta O's in tomato sauce and tomato cheese sauce and beans with veggie franks.

    OTHER PRODUCTS

    The Company recently introduced a line of four pasteurized organic fruit juices under the "Cinagro" brand name in apple-carrot, tomato, vegetable and carrot/lemon-lime flavors, and intends to introduce by June 1997 two low fat organic frozen entrees, free range chicken ravioli and roasted vegetable ravioli. The Company is also developing a line of organic salad dressings which it expects to introduce in 1997.

DISTRIBUTION AND MARKETING

    The Company sells its products either directly or through distributors or independent commissioned food brokers and specialty food brokers to (i) health food and specialty food stores, (ii) club stores (including Price/Costco and BJ's) and (iii) retail chain and independent grocery stores (including Safeway, A&P, Waldbaum's, Trader Joe's, Stop 'N Shop, Edward's and Lucky's). Currently the Company's products are offered in over 6,000 health food stores, 250 club stores and 1,200 grocery stores located in all 50 states and in the Far East, Middle East and Canada. The Company currently uses 12 specialty food brokers and 50 food distributors to sell to health food and other independent retail stores and eight food brokers to sell to club stores and certain grocery store chains. The Company also sells directly to other grocery store chains. In order to increase its distribution and sales, primarily to club stores and grocery store chains, the Company may pay "slotting fees" which are payments made by food processors and distributors to retail stores in order to acquire retail shelf space for their food products.

    The Company's product marketing emphasizes the organic, all natural and generally fat free content of its products as a healthful and tasty alternative to similar traditional food products. The Company promotes its Millina's Finest product line for sale to natural food and health food stores and the specialty or "gourmet" departments of grocery stores. The Garden Valley Naturals and Parrot brands are targeted primarily for club stores and grocery stores with Garden Valley Naturals representing the higher priced product line. The Company also promotes a pricing strategy in which its organic products are offered at prices only slightly higher than their nonorganic counterparts. One customer accounted for 23% of the Company's revenues for the year ended June 30, 1996 and two customers each accounted for more than 10% of the Company's revenues for the six months ended December 31, 1996. A loss of any of these customers would have a material adverse effect on the Company's operations.

MANUFACTURING FACILITIES

    The Company manufactures its products in a 24,000 square foot food processing warehouse facility it leases in Morgan Hill, California. Manufacture involves mixing the product's ingredients in 1,000 gallon kettles and then bottling, labeling and casing the product for delivery to the customer. Some products are packaged in shrink-wrapped combination packs consisting of two or more separate products in one tray. The Company manufactures all of its products, except its three mustard condiments which are processed and packaged for the Company by a co-packer. In addition to the Morgan Hill facility, the Company uses public warehouse facilities on the east coast of the United States for inventory storage and distribution.

COMPETITION

    The natural food and health food industries in general and the pasta sauce, salsa, condiment and fruit juice businesses in particular are highly competitive and there are numerous multinational, regional and local firms that currently compete, or are capable of competing, with the Company. Multinational nonorganic
(i) pasta sauce competitors include Prego, Ragu, Classico and Newman's Own, (ii) salsa competitors include Pace, El Paso and La Victoria, (iii) condiment competitors include Heinz, French's and Guilden's, and (iv) fruit juice competitors include Minute Maid and Del Monte. The Company also competes with national pasta manufacturers such as RF, Ronzoni and DeBoles, smaller regional or local organic or natural pasta sauce and salsa competitors such as Simply Natural, Muir Glen and Enrico and smaller fruit juice competitors such as Odwalla and Knudsen. Most of the Company's competitors are larger than the Company and have more financial, marketing and management resources, and brand name recognition, than the Company.

    Competitive factors in the pasta sauce, salsa and related specialty foods industry include price, quality and flavor. The Company positions its product lines to be slightly more expensive than their nonorganic food counterparts but consistent with prices charged by other organic food marketers. The Company believes its products compete favorably against other organic foods with respect to quality and flavor.

TRADE NAMES AND TRADEMARKS

    The Company has registered its "Millina's Finest" trademark in California and has applied for federal trademark registration. The Company intends to apply for federal and California trademark and trade name protection for its "Garden Valley Naturals" and federal trademark and trade name protection for its "Parrot" brands. The Company's Parrot trademark was registered in California. There can be no assurance that any trademark or trade name registrations will be granted to the Company, or, if granted, that the trademarks or trade names will not be copied or challenged by others.

GOVERNMENT REGULATION

    The Company is subject to various federal, state and local regulations relating to cleanliness, maintenance of food production equipment, food storage and food handling, and the Company is subject to unannounced on-site inspections of its manufacturing facilities. As a manufacturer and distributor of foods, the Company is subject to regulation by the U.S. Food and Drug Administration ("FDA"), state food and health boards and local health boards in connection with the manufacturing, handling, storage, transportation, labeling and processing of food products. In order to offer organic food products, the Company is also subject to inspection and regulation by the USDA. Regulations in new markets and future changes in the regulations may adversely impact the Company by raising the cost to manufacture and deliver the Company's products and/or by affecting the perceived healthfulness of the Company's products. A failure to comply with one or more regulatory requirements could interrupt the Company's operations and result in a variety of sanctions, including fines and the withdrawal of the Company's products from store shelves.

    The Company is also subject to federal and state laws establishing minimum wages and regulating overtime and working conditions. Since some of the Company's personnel are paid at rates not far above the federal or California state minimum wage, recent and future increases in the federal or California minimum wage have and will result in increases in the Company's labor costs.

EMPLOYEES

    The Company employs 44 individuals including its executive officers, food production, processing and warehousing employees and administrative personnel. The Company's employees are not covered by a collective bargaining agreement but the Company considers its employee relations to be satisfactory.

PROPERTIES

    The Company leases approximately 24,000 square feet for its corporate office, manufacturing and warehouse facility in Morgan Hill, California on a seven-year lease expiring April 30, 2003, at a monthly rental of $6,480. The Company also leases 800 square feet of temporary office space at the same location on a monthly basis for $350 per month. The Company is negotiating with its landlord to lease to the Company an additional 26,000 square feet of space for additional warehousing facilities, although no such lease has been executed.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The name, age and term of office of each of the executive officers and directors of the Company are set forth below:

                                                                                                               OFFICER
                                                                                                                 OR
                                                                                                              DIRECTOR
NAME                                                      POSITION HELD WITH THE COMPANY            AGE         SINCE
---------------------------------------------------  -----------------------------------------      ---      -----------
Floyd R. Hill(1)...................................  Chief Executive Officer and Director               53         1995

John Battendieri(1)................................  President and Director                             50         1996

Donald L. Ladwig...................................  Vice President--Marketing and Sales                49         1995

Perry T. Valassis..................................  Chief Financial Officer                            52         1997

Kenneth A. Steel Jr.(1)(2).........................  Director                                           39         1996

Charles B. Bonner(2)...............................  Director                                           55         1996

Charles R. Dyer(2).................................  Director                                           53         1996

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    Directors hold office for a period of one year from their election at the annual meeting of shareholders or until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

BACKGROUND

    The following is a summary of the business experience of each executive officer and director of the Company for at least the last five years:

    FLOYD R. HILL joined the Company in November 1995 as its Chief Operating Officer and a director and was appointed Chief Executive Officer in December 1995. In 1989, Mr. Hill co-founded Monterey Pasta, Inc. ("Monterey"), a publicly-traded manufacturer and marketer of fresh refrigerated pastas and sauces. Mr. Hill served as Monterey's Chief Executive Officer from 1989 to 1993, and its senior vice president from 1993 to November 1995. From 1969 to 1989, Mr. Hill was employed by Eli Lilly & Co. in various marketing and product development positions.

    JOHN BATTENDIERI, age 49, founded OFP in 1988 and was its President until it merged with the Company in June 1996. In 1987, he founded Santa Cruz Naturals, an organic fruit juice company which he sold to Smuckers Corporation in 1992. For more than 25 years, Mr. Battendieri has grown, developed and marketed a wide variety of natural food products.

    DONALD L. LADWIG joined the Company in June 1995 as its Vice President--Marketing and Sales. From 1992 to May 1995, Mr. Ladwig was employed by Del Monte Foods Corporation as a Vice President of Sales. From 1974 to 1992, he was employed by Proctor and Gamble Corporation in various sales positions, including his last position as Customer Business Development Manager. Mr. Ladwig earned a Master in Business Administration degree from Pepperdine University.

    PERRY T. VALASSIS joined the Company in January 1997 as its Chief Financial Officer. From 1990 through 1996, he was employed by Western Microwave, Inc. as its Controller. He has more than 20 years experience in financial reporting for private industry and earned a Masters in Business Administration from the University of Southern California.

    KENNETH A. STEEL, JR. has been employed by K.A. Steel Chemicals, Inc. ("K.A. Steel") since 1978 and has been its Executive Vice President since 1979. K.A. Steel is a privately-held Chicago, Illinois based chemical company in which Mr. Steel holds primary responsibilities for sales, marketing and operations management. Mr. Steel is also the acting Chief Executive Officer and a director of Monterey Pasta, Inc., a publicly traded manufacturer and marketer of fresh refrigerated pastas and sauces.

    CHARLES B. BONNER has been President and majority shareholder since 1990 of Pacific Resources Inc., a Fresno, California merger/acquisition and venture capital firm. From 1975 to 1989, he was President of Bonner Packing Company, a California dried fruit producer and marketer. Mr. Bonner earned a Bachelor of Arts degree from Stanford University.

    CHARLES R. DYER, age 53, founded and has been an executive officer and principal of Monterey Bay Food Group, a marketing consultant to the food industry, since 1979. Mr. Dyer earned a Bachelor of Arts degree from the University of California.

EXECUTIVE COMPENSATION

    The following table discloses compensation paid to certain of the Company's executive officers for the years ended June 30, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM COMPENSATION
                                                                                    -------------------------------------------
                                                                                        AWARDS
                                                     ANNUAL COMPENSATION            ---------------                  PAYOUTS
                                           ---------------------------------------                                -------------
                                                                          (E)             (F)
(A)                                                                  OTHER ANNUAL     RESTRICTED         (G)           (H)
           NAME AND                (B)        (C)          (D)          COMPEN-          STOCK        OPTIONS/        LTIP
      PRINCIPAL POSITION          YEAR     SALARY($)    BONUS($)       SATION($)      AWARD(S)($)      SARS(#)     PAYOUTS($)
------------------------------  ---------  ---------  -------------  -------------  ---------------  -----------  -------------
Floyd R. Hill.................       1995  $  85,000       -0-            -0-             -0-                          -0-
Chief Executive Officer              1996  $ 110,000       -0-            -0-             -0-          200,000(1)      -0-


                                     (I)
(A)                               ALL OTHER
           NAME AND                COMPEN-
      PRINCIPAL POSITION          SATION($)
------------------------------  -------------
Floyd R. Hill.................       -0-
Chief Executive Officer              -0-

--------------------------

(1) See "--1995 Stock Option Plan" and "Principal Shareholders."

    The Company has entered into an employment agreement with Mr. Hill expiring July 1999 which provides for an annual salary of $110,000. Mr. Hill was initially granted stock options to purchase 200,000 shares of Common Stock at $2.00 per share in connection with his November 1995 employment with the Company, all of which are fully vested. Subsequently, as a part of his July 1996 employment agreement, Mr. Hill was issued stock options to purchase an additional 200,000 shares of the Company's Common Stock at $2.50 per share exercisable until July 2003. Options to purchase a total of 100,000 of such shares vest in June 1997, 50,000 options vest in June 1998 and the remaining 50,000 options vest in June 1999.

    Upon completion of the merger with OFP, the Company and Mr. Battendieri (OFP's then President) entered into a three-year employment agreement expiring June 1999, which provides for an annual salary of $110,000 and monthly non-interest bearing loans of $7,500 during the full term of the employment agreement, repayable the earlier of two years from the date of this Prospectus or upon termination of the employment agreement.

    The Company's nonsalaried directors do not receive any cash compensation as directors, although they are reimbursed for out-of-pocket expenses in attending Board of Directors' meetings and have been granted an aggregate of 60,000 stock options under the Company's 1995 Stock Option Plan exercisable at $2.50 per share.

1995 STOCK OPTION PLAN

    In November 1995, the Company adopted a stock option plan (the "Plan") which provides for the grant of stock options intended to qualify as "incentive stock options" or "nonqualified stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Incentive stock options are issuable only to eligible officers, directors and key employees of the Company.

    The Plan is administered by the Board of Directors. The Company had reserved 625,000 shares of Common Stock for issuance under the Plan. Under the Plan, the Board of Directors determines which individuals shall receive stock options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

    For incentive stock options (i) the per share exercise price of the Common Stock may not be less than the fair market value of the Common Stock on the date the option is granted and (ii) no person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive stock options unless the option price is at least 110% of the fair market value of the Common Stock subject to the option on the date of grant.

    No stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Stock options may be exercised only if the option holder remains continuously associated with the Company from the date of grant to the date of exercise. Stock options under the Plan must be granted within 10 years from the effective dates of the Plan. The exercise date of a stock option granted under the Plan cannot be later than 10 years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding.

    As of the date of this Prospectus, 538,000 stock options have been granted under the Plan to officers, directors and employees at exercise prices of either $2.00 or $2.50 per share including an aggregate of 510,000 options granted to executive officers and directors.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the ownership of the Company's Common Stock as of February 28, 1997, by (i) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and (iii) all directors and officers of the Company as a group. The persons listed in the table have sole voting and investment powers with respect to the shares of Common Stock and the address of each person is in care of the Company at 550 Monterey Road, Morgan Hill, California 95037.

                                                                                        PERCENT            PERCENT
                                                                      AMOUNT OF        OF CLASS           OF CLASS
NAME                                                                  OWNERSHIP    PRIOR TO OFFERING   AFTER OFFERING
--------------------------------------------------------------------  ----------  -------------------  ---------------
Floyd R. Hill(1)....................................................     351,200             6.4                5.2
John Battendieri....................................................   2,102,499            39.7               32.4
Kenneth A. Steel(2).................................................     250,000             4.7                3.8
Charles B. Bonner(3)................................................       5,000           *                  *
Charles R. Dyer(4)..................................................      32,000           *                  *
Jack London.........................................................     250,000             4.7                3.8
Dean E. Nicholson...................................................     450,000             8.5                6.9
Steven A. Reedy.....................................................     450,000             8.5                6.9
Spelman & Co., Inc.(5)..............................................     400,000             7.0                5.8
All officers and directors as
  a group (7 persons)(1)(2)(3)(4)...................................   2,760,699            50.2               41.2

------------------------

*   Less than 1%

(1) Includes stock options to purchase 200,000 shares of Common Stock at $2.00 per share at any time until November 1, 2000. Does not include options issued in connection with Mr. Hill's employment agreement to purchase an additional 200,000 shares of Common Stock at $2.50 per share at various times until July 2003, which have not yet vested. See "Management--Executive Compensation."

(2) Does not include stock options to purchase an additional 30,000 shares of Common Stock at $2.00 per share at any time until March 2001, which have not yet vested. See "Management--Stock Option Plan" and "Certain Transactions."

(3) Includes stock options to purchase 5,000 shares of Common Stock at $2.00 per share at any time until March 2001. Does not include options to purchase an additional 10,000 shares of Common Stock at any time until February 2002, which have not yet vested. See "Management--Stock Option Plan."

(4) Does not include stock options to purchase 15,000 shares of Common Stock at $2.50 per share at any time until February 2002, which have not yet vested. See "Management--Stock Option Plan."

(5) Represents common stock purchase warrants to purchase (i) 200,000 shares of Common Stock at $2.00 per share at any time until December 31, 2002 and (ii) 200,000 shares at $2.50 per share at any time until July 31, 2003. See "Underwriting."

                              CERTAIN TRANSACTIONS

    In October 1995, the Company entered into an agreement with Dean E. Nicholson and Steven A. Reedy, former officers and directors and founding shareholders of the Company pursuant to which it agreed to repurchase from these individuals an aggregate of 1,100,000 shares of the Company's Common Stock at $2.00 per share for a total purchase price of $2,200,000. The Company paid Messrs. Nicholson and Reedy an aggregate of $640,000 and is required to pay the remaining $1,560,000 of the purchase price to them the earlier of November 1997 or the closing of the Offering. See "Use of Proceeds."

    In October 1995, the Company entered into an agreement with Kenneth A. Steel, a director of the Company, under which it borrowed $500,000 from Mr. Steel. The loan bore interest at 10.25% per annum and was due March 31, 1996. In February 1996, Mr. Steel converted the principal amount of the loan into 250,000 shares of the Company's Common Stock at $2.00 per share.

    The Company previously leased certain machinery and equipment from Messrs. Nicholson and Reedy paying to them an aggregate of $81,596 and $71,992 for the years ending June 30, 1995 and 1994, respectively. In July 1995, Messrs. Reedy and Nicholson gratuitously contributed the machinery and equipment to the Company's capital.

    In June 1996, the Company entered into a merger agreement (the "Merger Agreement") with OFP pursuant to which the two companies merged, with the Company becoming the surviving entity. Under the terms of the Merger Agreement, the Company (i) issued 2,250,000 shares of its Common Stock to the shareholders of OFP in exchange for all 606,061 shares of OFP's outstanding Common Stock and
(ii) assumed all of the obligations of OFP including a $250,000 obligation due to John Battendieri (OFP's then President and currently the President and a director of the Company), and a revolving line of credit in the approximate aggregate amount of $1,100,000 due to a commercial bank and personally guaranteed by Mr. Battendieri.

    Under the terms of Mr. Battendieri's June 1996 employment agreement, the Company is required to advance to Mr. Battendieri non-interest bearing loans of $7,500 per month during the full term of his employment agreement which expires in June 1999. See "Management--Executive Compensation."

    In June 1996, the Company cancelled its employment agreement with Mr. Nicholson and agreed to pay him a termination fee of $175,000 evidenced by a promissory note in like amount, bearing interest at 8% per annum payable $7,292 per month with the balance of principal and interest due in full in August 1998.

    The Company believes that the terms and conditions of the above transactions were fair, reasonable and consistent with terms the Company could have obtained from unaffiliated third parties. Any future transactions with the Company's executive officers or directors will be approved by a majority of the Company's disinterested directors.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company is authorized to issue 20,000,000 shares of no par value Common Stock. Upon issuance, the shares of Common Stock are not subject to further assessment or call. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting for election of directors is permitted. Subject to the prior rights of any series of Preferred Stock which may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue 5,000,000 shares of no par value preferred stock (the "Preferred Stock"). The Preferred Stock may, without action by the shareholders of the Company, be issued by the Board of Directors ("Board") from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

    It is not possible to state the actual effect of any other authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the Company, and may adversely affect the holders of the Common Stock. See "Risk Factors--Control by Management; Authorization and Issuance of Preferred Stock; Prevention of Changes in Control."

COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, there will be 6,496,000 shares of Common Stock outstanding, of which 1,200,000 shares have been registered in the Offering, and the remaining 5,296,000 shares have not been registered in the Offering and are "restricted securities" under Rule 144 of the 1933 Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period the number of shares which does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 64,960 shares immediately after the Offering assuming no exercise of the Representatives' Warrants, the Overallotment Option, or other outstanding stock options or common stock purchase warrants) or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares by a person without any quantity limitation after the securities have been held for two years. Of the 5,296,000 shares of Common Stock that are restricted securities 4,472,500 are currently eligible for sale under Rule 144 and 823,500 shares may be sold under Rule 144 commencing in July 1997. The Company is unable to predict the effect that any sales, under Rule 144 or otherwise, may have on the then prevailing market price of the Common Stock. All of the Company's shareholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 12 months from the date of this Prospectus, without the prior written consent of the Representatives. The Company has also granted certain demand and piggy-back registration rights to the Representatives with respect to the Representatives' Warrants as well as the Common Stock issuable upon exercise of the Representatives' Warrants.

TRANSFER AGENT

    The Company has appointed Corporate Stock Transfer, Inc., 370 17th Street, Suite 2350, Denver, Colorado 80202, as the transfer agent for the Common Stock.

DIVIDENDS

    The Company has not paid dividends on its Common Stock since inception and does not plan to pay dividends in the foreseeable future. Earnings, if any, will be retained to finance growth.

LIMITATION ON LIABILITIES

    The Company's Articles of Incorporation provide that liability of directors to the Company for monetary damages is eliminated to the full extent provided by California law. Under California law, a director is not personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) for authorizing the unlawful payment of a dividend or other distribution on the Company's capital stock or the unlawful purchases of its capital stock; or (iv) for any transaction from which the director derived any improper personal benefit.

    The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws.

                                  UNDERWRITING

    The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares set forth opposite their names.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Sentra Securities Corporation....................................................
Spelman & Co., Inc...............................................................

                                                                                   ----------
    Total........................................................................   1,200,000
                                                                                   ----------
                                                                                   ----------

    The Company has been advised by the Representatives that the Underwriters propose to offer the Common Stock purchased by them directly to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at a price that represents a concession of $    per share. The
Underwriters may allow, and such dealers may reallow, a concession within the discretion of the Representatives. The Underwriters are committed to purchase and pay for all of the Common Stock if any Common Stock is taken. After the initial public offering of the Common Stock, the offering price and the selling terms may be changed by the Underwriters.

    The Company has granted the Representatives an Overallotment Option, exercisable within 30 days from the date of this Prospectus, to purchase up to 180,000 shares of Common Stock solely to cover overallotments.

    The Underwriters will purchase the Common Stock (including Common Stock subject to the Overallotment Option) from the Company at a price of $4.50 per share. In addition, the Company has agreed to pay to the Representatives a 3% nonaccountable expense allowance on the aggregate initial public offering price of the shares of Common Stock, including shares subject to the Overallotment Option, none of which has been paid.

    The Company has agreed to issue the Representatives' Warrants to the Representatives for a consideration of $100. The Representatives' Warrants are exercisable at any time in the four-year period commencing one year from the date of this Prospectus to purchase up to 120,000 shares of Common Stock for $6.00 per share. The Representatives' Warrants are not transferable for one year from the date of this Prospectus except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. During the term of the Representatives' Warrants, the holder thereof is given the opportunity to profit from a rise in the market price of the Company's securities. The Company may find it more difficult to raise additional equity capital while the Representatives' Warrants are outstanding. At any time at which the Representatives' Warrants are likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. The Company has registered the Common Stock underlying the Representatives' Warrants under the 1933 Act. If the Company files a registration statement relating to an equity offering under the provisions of the 1933 Act at any time during the five-year period following the date of this Prospectus, the holders of the Representatives' Warrants or underlying Common Stock will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying Common Stock at the request of the holders. Additionally, the Company has agreed, for a period of five years commencing on the date of this Prospectus, on demand of the holders of a majority of the Representatives' Warrants or the Common Stock issued or issuable thereunder, to register the Common Stock underlying the Representatives' Warrants one time at the Company's expense. The registration of securities pursuant to the Representatives' Warrants may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Representatives' Warrants are outstanding. The number of shares of Common Stock covered by the Representatives' Warrants and the exercise price are subject to adjustment under certain events to prevent dilution.

    Spelman & Co., Inc. ("Spelman") acted as the Company's Placement Agent in two prior private placements of the Company's securities pursuant to which Spelman sold (i) 1,350,000 shares of the Company's Common Stock at $2.00 per share and (ii) 823,500 shares of the Company's Common Stock at $2.50 per share. In connection with the first private placement completed in November 1995, the Company paid Spelman an aggregate of $351,000 in cash and issued to it common stock purchase warrants to purchase 200,000 shares at $2.00 per share exercisable at any time until December 31, 2002. In connection with the second private placement completed in July 1996, the Company paid Spelman an aggregate of $267,638 in cash and issued to it common stock purchase warrants to purchase an additional 200,000 shares at $2.50 per share exercisable at any time until July 31, 2003. See "Principal Shareholders."

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act, or to contribute to payments that any Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gary A. Agron, Englewood, Colorado. Certain legal matters in connection with the Offering will be passed upon for the Representatives by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

                                    EXPERTS

    The financial statements of the Company for the years ended June 30, 1995 and 1996, appearing in this Prospectus, have been audited by Semple & Cooper PLC, independent certified public accountants, as stated in their report appearing herein, and have been so included herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto which may be inspected without charge at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036.

    The Company will be subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; 7 World Trade Center, New York, NY 10048; and 5670 Wilshire Boulevard, Los Angeles, CA 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549 at prescribed rates.

    The Company will furnish annual reports to its shareholders which will include year end audited financial statements. The Company will also furnish to its shareholders quarterly reports and such other reports as may be authorized by its Board of Directors.

To The Shareholders and Board of Directors of
Organic Food Products, Inc.

We have audited the accompanying balance sheet of Organic Food Products, Inc. as of June 30, 1996, and the related statements of operations, changes in shareholders' equity, and cash flows for the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Organic Food Products, Inc. as of June 30, 1996, and the results of its operations, changes in shareholders' equity, and its cash flows for the years ended June 30, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          SEMPLE & COOPER, PLC

Certified Public Accountants

Phoenix, Arizona
February 28, 1997

                          ORGANIC FOOD PRODUCTS, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1996          1996
                                                                                       ------------  ------------
                                                                                                     (UNAUDITED)
Current Assets:
  Cash...............................................................................  $    191,073   $    5,674
  Accounts receivable, net (Notes 1 and 4)...........................................       818,342    1,180,211
  Inventory (Notes 1, 2, 4 and 6)....................................................     1,429,743    2,096,913
  Prepaid expenses...................................................................        25,240       32,512
  Advances to shareholder (Note 3)...................................................            --       43,914
  Income tax refund receivable.......................................................       259,447      144,347
  Deferred tax asset (Note 9)........................................................            --       12,000
                                                                                       ------------  ------------
    Total Current Assets.............................................................     2,723,845    3,515,571
                                                                                       ------------  ------------
Property and Equipment: (Notes 1, 4 and 5)
  Computer software..................................................................        24,431        6,563
  Leasehold improvements.............................................................       109,182      144,687
  Machinery and equipment............................................................       595,396      731,422
  Office equipment...................................................................        51,781       52,278
  Printing plates....................................................................        12,738       12,738
  Vehicles...........................................................................        16,088       13,314
                                                                                       ------------  ------------
                                                                                            809,616      961,002
  Less: accumulated depreciation.....................................................       (59,030)    (132,568)
                                                                                       ------------  ------------
                                                                                            750,586      828,434
                                                                                       ------------  ------------
Other Assets:
  Deposits and other.................................................................        24,003       39,103
  Deferred offering costs (Notes 1 and 14)...........................................        71,225       35,202
                                                                                       ------------  ------------
                                                                                             95,228       74,305
                                                                                       ------------  ------------
    Total Assets.....................................................................  $  3,569,659   $4,418,310
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The Accompanying Notes are an Integral Part of the Financial Statements

                          ORGANIC FOOD PRODUCTS, INC.
                           BALANCE SHEETS (CONTINUED)

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                        JUNE 30,     DECEMBER 31,
                                                                                          1996           1996
                                                                                      -------------  -------------
                                                                                                      (UNAUDITED)
Current Liabilities:
  Notes payable--current portion (Note 4)...........................................  $   1,048,595  $   1,008,412
  Notes payable--related parties--current portion (Note 3)..........................        333,732      1,563,751
  Capital lease obligations--current portion (Notes 1 and 5)........................          5,323          3,974
  Accounts payable (Note 6).........................................................      2,030,234      1,135,009
  Accrued wages and taxes...........................................................         74,499         67,174
                                                                                      -------------  -------------
    Total Current Liabilities.......................................................      3,492,383      3,778,320
                                                                                      -------------  -------------
Long-Term Liabilities:
  Notes payable--long-term portion (Note 4).........................................            512             --
  Notes payable--related parties-long-term portion (Note 3).........................      1,540,541         58,491
  Capital lease obligations--long-term portion (Notes 1 and 5)......................          1,408             --
  Deferred income taxes payable (Note 9)............................................             --         25,000
                                                                                      -------------  -------------
                                                                                          1,542,461         83,491
                                                                                      -------------  -------------
Commitments (Notes 3 and 6).........................................................             --             --
Shareholders' Equity (Deficit): (Note 8)
  Common stock......................................................................        895,215      2,535,378
  Accumulated deficit...............................................................     (2,360,400)    (1,978,879)
                                                                                      -------------  -------------
                                                                                         (1,465,185)       556,499
                                                                                      -------------  -------------
    Total Liabilities and Shareholders' Equity (Deficit)............................  $   3,569,659  $   4,418,310
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The Accompanying Notes are an Integral Part of the Financial Statements

                          ORGANIC FOODS PRODUCTS, INC.
                            STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED           SIX MONTH PERIODS ENDED
                                                         ---------------------------  --------------------------
                                                           JUNE 30,       JUNE 30,    DECEMBER 31,  DECEMBER 31,
                                                             1996           1995          1996          1995
                                                         -------------  ------------  ------------  ------------
                                                                                             (UNAUDITED)
Revenues...............................................  $  13,435,634  $  8,133,505   $6,477,627    $6,667,397
Cost of Goods Sold.....................................     10,520,916     6,026,785    4,482,317     5,137,388
                                                         -------------  ------------  ------------  ------------
Gross Profit...........................................      2,914,718     2,106,720    1,995,310     1,530,009
                                                         -------------  ------------  ------------  ------------
Sales and Marketing Expense............................      2,186,012       718,057      953,657       713,174
General and Administrative Expenses....................      1,759,616       781,917      454,708       795,279
Restructuring charge (Note 13).........................        451,500            --           --            --
                                                         -------------  ------------  ------------  ------------
                                                             4,397,128     1,499,974    1,408,365     1,508,453
                                                         -------------  ------------  ------------  ------------
Income (Loss) from Operations..........................     (1,482,410)      606,746      586,945        21,556
                                                         -------------  ------------  ------------  ------------
Other Income (Expense):
  Other income.........................................          2,948        10,607       11,765         8,580
  Interest income......................................         10,376           518          801         4,805
  Interest expense.....................................       (403,566)     (124,786)     (91,286)      (83,166)
  Gain (loss) on sale of asset.........................         (7,678)           --        1,396            --
                                                         -------------  ------------  ------------  ------------
                                                              (397,920)     (113,661)     (77,324)      (69,781)
                                                         -------------  ------------  ------------  ------------
Income (Loss) before Provision for Income
 Taxes.................................................     (1,880,330)      493,085      509,621       (48,225)
                                                         -------------  ------------  ------------  ------------
Provision for Income Tax Benefit (Expense):
  (Note 1)
  -- current...........................................        176,023      (200,602)    (115,100)        2,862
  -- deferred..........................................       --             --           (13,000)       (5,565)
                                                         -------------  ------------  ------------  ------------
                                                               176,023      (200,602)    (128,100)       (2,703)
                                                         -------------  ------------  ------------  ------------
Net Income (Loss)......................................  $  (1,704,307) $    292,483   $  381,521    $  (50,928)
                                                         -------------  ------------  ------------  ------------
                                                         -------------  ------------  ------------  ------------
Earnings (Loss) per Share (Note 1).....................  $        (.27) $        .04   $      .07    $     (.01)
                                                         -------------  ------------  ------------  ------------
                                                         -------------  ------------  ------------  ------------
Weighted Average Number of Shares Outstanding..........      6,249,127     6,936,250    5,805,000     5,056,758
                                                         -------------  ------------  ------------  ------------
                                                         -------------  ------------  ------------  ------------

    The Accompanying Notes are an Integral Part of the Financial Statements

                          ORGANIC FOOD PRODUCTS, INC.
            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED JUNE 30, 1996 AND 1995 AND
          FOR THE SIX MONTH PERIOD ENDED DECEMBER 31, 1996 (UNAUDITED)

                                                                                         RETAINED         TOTAL
                                                                          ADDITIONAL     EARNINGS     SHAREHOLDERS'
                                                              COMMON        PAID-IN    (ACCUMULATED      EQUITY
                                                               STOCK        CAPITAL      DEFICIT)       (DEFICIT)
                                                           -------------  -----------  -------------  -------------
Balance at June 30, 1994.................................  $      80,400   $   8,571   $    (357,948) $    (268,977)
Net income for the year ended June 30, 1995..............       --            --             292,483        292,483
                                                           -------------  -----------  -------------  -------------
Balance at June 30, 1995.................................         80,400       8,571         (65,465)        23,506
Contribution of equipment by shareholders................       --            15,000        --               15,000
Proceeds from private offerings, net of costs of
  $461,775...............................................      2,238,225      --            --            2,238,225
Purchase and retirement of treasury stock................        (13,000)    (15,000)     (2,009,609)    (2,037,609)
Net loss for the year ended June 30, 1996................       --            --          (1,704,307)    (1,704,307)
Conversion of accumulated S corporation losses upon
  merger.................................................     (1,410,410)     (8,571)      1,418,981       --
                                                           -------------  -----------  -------------  -------------
Balance at June 30, 1996.................................        895,215      --          (2,360,400)    (1,465,185)
Proceeds from private offering, net of costs of
  $340,462...............................................      1,718,288      --            --            1,718,288
Purchase and retirement of treasury stock................        (78,125)     --            --              (78,125)
Net income for the six month period ended December 31,
  1996...................................................       --            --             381,521        381,521
                                                           -------------  -----------  -------------  -------------
Balance at December 31, 1996.............................  $   2,535,378   $  --       $  (1,978,879) $     556,499
                                                           -------------  -----------  -------------  -------------
                                                           -------------  -----------  -------------  -------------

    The Accompanying Notes are an Integral Part of the Financial Statements

                          ORGANIC FOOD PRODUCTS, INC.
                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED             SIX MONTH PERIODS ENDED
                                                      -----------------------------  ----------------------------
                                                         JUNE 30,       JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                           1996           1995           1996           1995
                                                      --------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Increase (Decrease) in Cash:
Cash flows from operating activities:
  Cash received from customers......................  $   13,424,571  $   7,420,209  $   6,083,609  $   5,862,152
  Cash paid to suppliers and employees..............     (14,033,325)    (7,172,208)    (7,398,802)    (6,619,362)
  Interest paid.....................................        (329,905)       (95,105)       (50,688)       (64,942)
  Interest received.................................          10,376            518            801          4,805
  Taxes paid........................................         (74,977)          (865)      --             (343,662)
                                                      --------------  -------------  -------------  -------------
    Net cash provided (used) by operating
      activities....................................      (1,003,260)       152,549     (1,365,080)    (1,161,009)
                                                      --------------  -------------  -------------  -------------
Cash flows from investing activities:
  Sale of fixed assets..............................        --             --                5,004       --
  Purchase of fixed assets..........................        (707,657)       (36,590)      (165,427)       (55,470)
                                                      --------------  -------------  -------------  -------------
    Net cash used by investing activities...........        (707,657)       (36,590)      (160,423)       (55,470)
                                                      --------------  -------------  -------------  -------------
Cash flows from financing activities:
  Repayment of capital lease........................          (4,533)        (2,142)        (2,757)        (1,800)
  Repayment of notes payable........................        (262,359)      (202,485)       (40,695)             0
  Repayment of notes payable--
    related parties.................................        (715,134)      (173,875)      (292,630)      (267,280)
  Proceeds from notes payable.......................       1,115,801        186,060       --            1,132,768
  Proceeds from notes payable--
    related party...................................         692,169        111,000       --              105,536
  Proceeds from issuance of stock...................       1,667,000       --            1,754,311      1,303,225
  Purchase and retirement of treasury stock.........        (640,000)      --              (78,125)      --
                                                      --------------  -------------  -------------  -------------
    Net cash provided (used) by financing
      activities....................................       1,852,944        (81,442)     1,340,104      2,272,449
                                                      --------------  -------------  -------------  -------------
Net increase (decrease) in cash.....................         142,027         34,517       (185,399)     1,055,970
Cash at beginning of period.........................          49,046         14,529        191,073         49,046
                                                      --------------  -------------  -------------  -------------
Cash at end of period...............................  $      191,073  $      49,046  $       5,674  $   1,105,016
                                                      --------------  -------------  -------------  -------------
                                                      --------------  -------------  -------------  -------------

    The Accompanying Notes are an Integral Part of the Financial Statements

                          ORGANIC FOOD PRODUCTS, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                 YEARS ENDED            SIX MONTH PERIODS ENDED
                                                          --------------------------  ----------------------------
                                                            JUNE 30,      JUNE 30,    DECEMBER 31,   DECEMBER 31,
                                                              1996          1995          1996           1995
                                                          -------------  -----------  -------------  -------------
                                                                                              (UNAUDITED)
Reconciliation of Net Income (Loss) to Net Cash Provided
  (Used) by Operating Activities:
Net Income (Loss).......................................  $  (1,704,307) $   292,483  $     381,521  $     (50,928)
                                                          -------------  -----------  -------------  -------------
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
  Depreciation..........................................         42,798       17,513         83,973         14,106
  Loan discount amortization............................         43,981      --              40,598          3,383
  Accrued interest added to note principal..............         29,681       29,681       --               14,841
  Gain (loss) on sale of assets.........................          7,678      --              (1,396)      --
  Employment contract settlement........................        175,000      --            --             --
Changes in Assets and Liabilities:
  Accounts receivable...................................        258,661     (687,108)      (405,783)      (798,694)
  Inventory.............................................       (608,623)     (89,933)      (667,170)      (963,774)
  Prepaid expenses......................................            674      (13,325)        (7,272)       (55,155)
  Income tax refund receivable..........................       (259,447)     --             115,100       (103,774)
  Deferred tax asset....................................       --            --             (12,000)      --
  Refundable deposits...................................        (22,105)         (71)       (15,100)       (49,000)
  Accounts payable......................................      1,244,149      370,296       (895,226)     1,057,071
  Accrued wages and taxes...............................         39,600       33,276         (7,325)         8,100
  Income taxes payable
    -- current..........................................       (251,000)     199,737       --             (251,000)
    -- deferred.........................................       --            --              25,000         13,815
                                                          -------------  -----------  -------------  -------------
                                                                701,047     (139,934)    (1,746,601)    (1,110,081)
                                                          -------------  -----------  -------------  -------------
Net cash provided (used) by operating activities........  $  (1,003,260) $   152,549  $  (1,365,080) $  (1,161,009)
                                                          -------------  -----------  -------------  -------------
                                                          -------------  -----------  -------------  -------------

    The Accompanying Notes are an Integral Part of the Financial Statements

                          ORGANIC FOOD PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF
   ESTIMATES:

    NATURE OF OPERATIONS:

    Organic Food Products, Inc. (formerly Garden Valley Naturals, Inc.) is a Corporation which was duly formed and organized under the laws of the State of California. The Corporation was approved by the State of California on July 7, 1987. The principal business purpose of the Company is the production and distribution of organic food products throughout the United States.

    ACQUISITION AND MERGER:

    As of June 28, 1996, Garden Valley Naturals, Inc. acquired all of the outstanding common stock of Organic Food Products, Inc. for 2,250,000 shares of the Company's common stock, merged the companies into one surviving corporation, and subsequently changed the name from Garden Valley Naturals, Inc. to Organic Food Products, Inc.

    For financial accounting purposes, the acquisition was accounted for as a pooling of interest in accordance with Accounting Principles Board Opinion No.
16. The accompanying financial statements for the year ended June 30, 1996 are based on the assumption that the Companies were combined for the full year. The financial statements of the prior periods have been restated to give effect to the combination.

    PERVASIVENESS OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTERIM FINANCIAL STATEMENTS:

    The interim financial statements for the six month periods ended December 31, 1996 and 1995 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair representation of the results of the interim periods. The results of operations for the six month period ended December 31, 1996 are not necessarily indicative of the results for the entire year.

    STOCK-BASED COMPENSATION

    In 1996, the Company adopted for footnote disclosure purposes only, SFAS No. 123, "Accounting for Stock-Based Compensation," which requires that companies measure the cost of stock-based employee compensation at the grant date based on the value of the award and recognize this cost over the service period. The value of the stock-based award is determined using the intrinsic value method whereby compensation cost is the excess of the market prices of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

    ACCOUNTS RECEIVABLE:

    The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of

                          ORGANIC FOOD PRODUCTS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF
   ESTIMATES: (CONTINUED)
the individual accounts outstanding, and the Company's prior history of uncollectible accounts receivable. At June 30, 1996 and December 31, 1996, an allowance of $89,983 and $15,000 (unaudited), respectively, has been established for potentially uncollectible accounts receivable.

    INVENTORY:

    Inventory quantities and valuations are determined by a physical count and pricing of same. Inventory is stated at the lower of cost, first-in, first-out method, or market. At June 30, 1996 and December 31, 1996, inventory is stated net of an allowance for obsolete inventory, in the amounts of $107,072 and $20,000 (unaudited), respectively.

    EARNINGS PER SHARE:

    Earnings per share are based upon the weighted average number of shares outstanding for each of the respective periods, after giving retroactive effect to the 2,250,000 shares issued in the pooling combination. In addition, for purposes of this computation, the stock split and private offerings (as described in Note 8) have been given retroactive effect. The Company has proposed an initial public offering of its common stock. Pursuant to Securities and Exchange Commission rules, shares of common stock issued for consideration below the anticipated offering price per share prior to filing of the registration statement have been included in the calculation of common stock equivalent shares, as if they had been outstanding for all periods presented. In addition, shares of common stock that are subject to options and warrants having exercise prices that are below the anticipated offering price per share, whether or not exercisable, have been included in the earnings per share calculation, using the treasury stock method.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. For the years ended June 30, 1996 and 1995, and for the six month periods ended December 31, 1996 and 1995, depreciation expense was $42,798, $17,513, $83,973 (unaudited) and $14,106 (unaudited), respectively.

    A summary of the estimated useful lives is as follows:

Computer software..............................................      5 years
Leasehold improvements.........................................      7 years
                                                                      7 - 20
Machinery and equipment........................................        years
Office equipment...............................................      5 years
Printing plates................................................      7 years
Vehicles.......................................................      5 years

    The Company is the lessee of vehicles and equipment under capital lease agreements expiring through October, 1997. The assets and liabilities under the capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the assets. The assets are depreciated over their estimated productive lives. Depreciation of the assets under the capital leases is included in

                          ORGANIC FOOD PRODUCTS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF
   ESTIMATES: (CONTINUED)
depreciation expense, as noted above, for the years ended June 30, 1996 and 1995, and for the six month periods ended December 31, 1996 and 1995.

    DEFERRED OFFERING COSTS:

    Deferred offering costs represent costs incurred in connection with the Company's equity offerings subsequent to the respective balance sheet dates. As of June 30, 1996 and December 31, 1996, the Company had incurred $71,225 and $35,202 (unaudited), respectively, in relation to these activities. Deferred offering costs will be charged against the net proceeds from the offerings.

    DEFERRED INCOME TAXES:

    Deferred income taxes arise from timing differences resulting from revenues and expenses reported for financial accounting and tax reporting purposes in different periods. Deferred income taxes represent the estimated tax asset or liability from different depreciation methods used for financial accounting and tax reporting purposes and for timing differences in the utilization of net operating loss carryforwards and valuation allowances.

2. INVENTORY:

    As of June 30, 1996 and December 31, 1996, inventory consisted of the following:

                                                                     JUNE 30,    DECEMBER 31,
                                                                       1996          1996
                                                                   ------------  ------------
                                                                                 (UNAUDITED)
Raw materials....................................................  $    678,034   $1,185,447
Finished goods...................................................       858,781      931,466
                                                                   ------------  ------------
                                                                      1,536,815    2,116,913
  Less: provision for obsolete inventory.........................      (107,072)     (20,000)
                                                                   ------------  ------------
                                                                   $  1,429,743   $2,096,913
                                                                   ------------  ------------
                                                                   ------------  ------------

3. RELATED PARTY TRANSACTIONS:

    ADVANCES TO SHAREHOLDER:

    As of December 31, 1996, the Company has advanced $43,914 to a shareholder. The advance is unsecured, non-interest bearing, and considered short-term in nature.

                          ORGANIC FOOD PRODUCTS, INC.

3. RELATED PARTY TRANSACTIONS: (CONTINUED)
    NOTES PAYABLE - RELATED PARTIES:

    At June 30, 1996 and December 31, 1996, notes payable - related parties, consist of the following:

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1996          1996
                                                                                       ------------  -------------
                                                                                                      (UNAUDITED)
Two (2) non-interest bearing $780,000 notes payable to two (2) corporate shareholders, due the earlier of November, 1997 or the completion of an initial public offering, net of imputed discount of $118,411 and $77,812 (unaudited),
  respectively.......................................................................  $  1,441,589  $   1,482,188
8% note payable to a corporate shareholder, with monthly payments of $7,292,
  including principal and interest, due August, 1998; unsecured......................       175,000        140,054
Various non-interest bearing notes payable to a corporate shareholder, due January,
  1997; unsecured....................................................................        10,349       --
12% note payable to a corporate shareholder, due in full January, 1997; unsecured....       247,335       --
                                                                                       ------------  -------------
                                                                                          1,874,273      1,622,242
Less: current portion                                                                      (333,732)    (1,563,751)
                                                                                       ------------  -------------
                                                                                       $  1,540,541  $      58,491
                                                                                       ------------  -------------
                                                                                       ------------  -------------

    A schedule of future minimum principal payments due on notes payable outstanding at June 30, 1996 and December 31, 1996, is as follows:

                                                                                 YEAR ENDING
                                                                   YEAR ENDING       YEAR
                                                                     JUNE 30,    DECEMBER 31,
                                                                   ------------  ------------
                                                                                 (UNAUDITED)
1997.............................................................  $    333,732   $1,563,751
1998.............................................................     1,524,157       58,491
1999.............................................................        16,384       --
                                                                   ------------  ------------
                                                                   $  1,874,273   $1,622,242
                                                                   ------------  ------------
                                                                   ------------  ------------

    COMMITMENTS:

    The Company was leasing facilities from a related party. The lease was cancelled during February, 1996. The terms of the lease agreement required the Company to pay common area maintenance, taxes and other costs, as well as a discretionary base rent of approximately $4,500 per month. Rent expense under the operating lease agreement for the years ended June 30, 1996 and 1995, and for the six month period ended December 31, 1995, was $28,000, $48,000 and $24,000 (unaudited), respectively.

                          ORGANIC FOOD PRODUCTS, INC.

4. NOTES PAYABLE:

    At June 30, 1996 and December 31, 1996, notes payable consist of the following:

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1996          1996
                                                                                       ------------  -------------
                                                                                                      (UNAUDITED)
Three (3) lines of credit with Wells Fargo Bank totalling $1,178,000 ($546,000,
  $500,000 and $132,000). Interest is at the bank's prime rate plus .75%, 2%, and 2%, respectively, per annum, interest due monthly, with $1,046,000 expiring October,
  1996 and the remaining $132,000 expiring in February, 2001; collateralized by various corporate assets and the personal guarantee of the corporate
  shareholder........................................................................  $  1,046,818  $   1,008,412
9.5% note payable to GMAC in monthly installments of $173, including principal and
  interest, due in full September, 1997; collateralized by a vehicle.................         2,289       --
                                                                                       ------------  -------------
                                                                                          1,049,107      1,008,412
Less: current portion of long-term notes payable.....................................    (1,048,595)    (1,008,412)
                                                                                       ------------  -------------
                                                                                       $        512  $    --
                                                                                       ------------  -------------
                                                                                       ------------  -------------

    Subsequent to December 31, 1996, the Company renegotiated and consolidated the revolving lines of credit with Wells Fargo Bank. Under the new terms the credit line has been renewed through November 1, 1997 at a $1.7 million maximum, and a $300,000, 48 month term loan has been established.

    A schedule of future minimum principal payments due on notes payable outstanding at June 30, 1996 and December 31, 1996, is as follows:

                                                                             YEAR ENDING   YEAR ENDING
YEAR                                                                           JUNE 30,    DECEMBER 31,
---------------------------------------------------------------------------  ------------  ------------
                                                                                           (UNAUDITED)
1997.......................................................................  $  1,048,595   $1,008,412
1998.......................................................................           512       --
                                                                             ------------  ------------
                                                                             $  1,049,107   $1,008,412
                                                                             ------------  ------------
                                                                             ------------  ------------

                          ORGANIC FOOD PRODUCTS, INC.

5. OBLIGATIONS UNDER CAPITAL LEASES:

    The Company is the lessee of vehicles and equipment, with an aggregate cost of $32,917, under capital lease agreements which expire through September, 1997. As of June 30, 1996 and December 31, 1996, minimum future lease payments due under the capital lease agreements, are as follows:

                                                                                   YEAR
                                                                                  ENDING    YEAR ENDING
YEAR                                                                             JUNE 30,   DECEMBER 31,
-------------------------------------------------------------------------------  ---------  ------------
                                                                                            (UNAUDITED)
1997...........................................................................  $   7,972   $    4,956
1998...........................................................................      2,208       --
                                                                                 ---------  ------------
Total minimum lease payments...................................................     10,180        4,956
Less: amount representing interest.............................................     (3,449)        (982)
                                                                                 ---------  ------------
Present value of net minimum lease payments....................................      6,731        3,974
Less: current maturities of capital lease obligations..........................     (5,323)      (3,974)
                                                                                 ---------  ------------
Non-current maturities of capital lease obligations............................  $   1,408   $   --
                                                                                 ---------  ------------
                                                                                 ---------  ------------

    Interest rates under the capital lease obligations range from ten percent (10%) to twenty-one and four-tenths percent (21.4%) per annum, and are imputed based on the lessor's implicit rate of return at the inception of the lease.

6. COMMITMENTS:

INVENTORY PURCHASES:

    The Company is committed to purchase tomatoes over the next year at contracted prices. At December 31, 1996, these future committed purchases aggregated approximately $900,000 (unaudited), based on the contracted prices.

LEASE OBLIGATIONS:

    Effective February, 1996, the Company began leasing office, warehouse and production space in Morgan Hill, California under a non-cancellable operating lease agreement, expiring April, 2003. For the year ended June 30, 1996, and for the six month period ended December 31, 1996, rent expense under the aforementioned non-cancellable operating lease agreement was $31,766 and $38,880 (unaudited), respectively.

    In addition, the Company is currently leasing a vehicle under a non-cancellable operating lease agreement, expiring August, 1997. Rent expense under the lease agreement for the years ended June 30, 1996 and 1995, and for the six month periods ended December 31, 1996 and 1995 was $8,889, $8,889, $4,444 (unaudited) and $4,444 (unaudited), respectively.

                          ORGANIC FOOD PRODUCTS, INC.

6. COMMITMENTS: (CONTINUED)
    A schedule of future minimum lease payments due under the non-cancellable operating leases at June 30, 1996 and December 31, 1996, is as follows:

                                                                                  YEAR
                                                                                 ENDING    YEAR ENDING
YEAR                                                                            JUNE 30,   DECEMBER 31,
-----------------------------------------------------------------------------  ----------  ------------
                                                                                           (UNAUDITED)
1997.........................................................................  $   86,649   $   90,679
1998.........................................................................      80,020       79,708
1999.........................................................................      80,896       82,096
2000.........................................................................      83,320       84,558
2001.........................................................................      85,820       87,095
Subsequent...................................................................     148,492      104,732
                                                                               ----------  ------------
                                                                               $  565,197   $  528,868
                                                                               ----------  ------------
                                                                               ----------  ------------

EMPLOYMENT CONTRACTS:

    The Company has entered into employment contracts with two key employees. The contracts expire through July, 1999 and provide for minimum annual salaries, adjusted for cost-of-living changes, and incentives based on the Company's attainment of specified levels of sales and earnings. As of December 31, 1996 the total commitment, excluding incentives was approximately $550,000 (unaudited).

7. ECONOMIC DEPENDENCY:

    For the years ended June 30, 1996 and 1995, and for the six month period ended December 31, 1995, the Company had one (1) customer which accounted for approximately twenty-three percent (23%), twenty percent (20%), and seventeen percent (17%), (unaudited) of the total sales volume. For the six month period ended December 31, 1996 the Company had two (2) customers which accounted for approximately 30% (unaudited) of total sales volume. At June 30, 1996 and December 31, 1996, the amounts due from the customer, included in accounts receivable was $60,947 and $499,184 (unaudited), respectively.

    For the years ended June 30, 1996 and 1995, and for the six month period ended December 31, 1995, the Company had one (1) supplier which accounted for approximately thirty-six percent (36%), twenty-nine percent (29%) and thirty-seven percent (37%) (unaudited) of the total purchases. At June 30, 1996 and December 31, 1996, the amounts due to the supplier included in accounts payable were $357,570 and $36,499 (unaudited), respectfully.

8. SHAREHOLDERS' EQUITY:

COMMON STOCK AND STOCK SPLIT:

    On October 3, 1995, the Company increased its authorized capital from 1,000 to 20,000,000 shares of no par value common stock, and declared a 2,000 for 1 split of its common stock. At June 30, 1996, the Company had 4,500,000 shares issued and outstanding. At December 31, 1996, the Company 5,296,000 (unaudited) shares issued and outstanding.

                          ORGANIC FOOD PRODUCTS, INC.

8. SHAREHOLDERS' EQUITY: (CONTINUED)
PRIVATE OFFERING AND WARRANTS:

    The Company issued 1,350,000 shares (after 2,000 for 1 split) of common stock for $2,700,000 through a private offering during the year ended June 30, 1996. The net proceeds were $2,238,225, of which $640,000 was used as a down payment to purchase 1,100,000 shares of common stock held by the principal shareholders. In connection with this offering, the Company issued warrants to purchase up to 200,000 shares of common stock at $2 per share to an underwriter. These options are exercisable at any time through December 31, 2002. As of December 31, 1996, no warrants have been exercised.

    In addition, the Company had a second private offering in the six month period ended December 31, 1996. As of December 31, 1996 the Comapny sold 823,500 shares for $1,718,288, net of costs of $340,462 (unaudited). In connection with this offering, the Company issued warrants to purchase up to 200,000 shares of common stock at $2.50 per share to an underwriter. As of December 31, 1996 none of the warrants have been exercised.

PREFERRED STOCK:

    On October 3, 1995, the corporate Articles of Incorporation were amended to authorize the issuance of up to 5,000,000 shares of preferred stock, no par value. The Board of Directors are authorized to issue preferred stock with such rights, privileges, preferences and restrictions, as they deem appropriate. As of June 30, 1996 and December 31, 1996, no preferred stock has been issued.

STOCK OPTIONS AND STOCK OPTION PLAN:

    Effective November, 1995, the Company's Board of Directors adopted a stock option plan. The Company has reserved 625,000 shares of common stock for issuance under the Plan, pending Board approval. The Board of Directors determines which individuals shall receive options. The time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price. As of December 31, 1996, 483,000 (unaudited) options were granted under the Plan at exercise prices of $2.00 to $2.50 per share, exercisable until November 1, 2003. As of December 31, 1996, none of the options have been exercised.

    An additional 55,000 options were issued in February, 1997 with an exercise price of $2.50 per share, terms of 5 years and various vesting schedules.

                          ORGANIC FOOD PRODUCTS, INC.

9. INCOME TAXES AND DEFERRED INCOME TAXES:

    For the year ended June 30, 1996 and for the six month period ended December 31, 1996, components of deferred income taxes, are as follows:

                                                                                JUNE 30,   DECEMBER 31,
                                                                                  1996         1996
                                                                               ----------  ------------
                                                                                           (UNAUDITED)
Current Assets:
  Allowances.................................................................  $   68,298   $   12,000
  Asset valuation allowance..................................................     (68,298)      --
                                                                               ----------  ------------
                                                                               $   --       $   12,000
                                                                               ----------  ------------
                                                                               ----------  ------------
Long-Term Asset (Liability):
  Depreciation...............................................................  $  (16,466)  $  (25,000)
  Net operating loss carryforward............................................     114,000       --
                                                                               ----------  ------------
  Total net deferred tax asset (liability)...................................      97,534      (25,000)
  Less: valuation allowance..................................................     (97,534)      --
                                                                               ----------  ------------
                                                                               $   --       $  (25,000)
                                                                               ----------  ------------
                                                                               ----------  ------------

    A reconciliation of the federal statutory rate to the tax provision of the corresponding periods, is as follows:

                                                                                   SIX MONTH PERIODS
                                                                                         ENDED
                                                        YEARS ENDED JUNE 30,         DECEMBER 31,
                                                      ------------------------  -----------------------
                                                         1996         1995         1996         1995
                                                      -----------  -----------  -----------  ----------
                                                                                      (UNAUDITED)
Tax benefit (expense) at effective statutory rate...  $   630,000  $  (168,000) $  (173,000) $   16,000
S-Corporation loss..................................     (340,000)     --           --          (19,000)
Valuation limitation on net operating loss..........     (114,000)     --           --           --
State income taxes..................................      --           (33,000)     (35,000)     --
Net operating loss carryforward.....................      --           --            80,000      --
                                                      -----------  -----------  -----------  ----------
                                                      $   176,000  $  (201,000) $  (128,000) $   (3,000)
                                                      -----------  -----------  -----------  ----------
                                                      -----------  -----------  -----------  ----------

    Organic Food Products, Inc. was a Subchapter S tax option Corporation through the date of the merger, June 28, 1996. No proforma tax provision has been shown in the accompanying financial statements due to the fact that the income of Organic Food Products, Inc. was immaterial in the year ended June 30, 1995, and the Company had a loss for the year ended June 30, 1996.

10. STATEMENTS OF CASH FLOWS:

    NON-CASH INVESTING AND FINANCING ACTIVITIES:

    The Company recognized investing and operating activities that affected assets and liabilities, but did not result in cash receipts or payments:

    For the year ended June 30, 1996, these non-cash activities are as follows:

                          ORGANIC FOOD PRODUCTS, INC.

10. STATEMENTS OF CASH FLOWS: (CONTINUED)
        Accrued interest on notes payable was added to the principal portion of the loan, in the amount of $29,681.

        The Company financed the purchase of two (2) vehicles, with a recorded cost of $7,331, through a capital lease obligation in the same amount.

        The Company financed $1,560,000 of the purchase and retirement of treasury stock. The note has been recorded net of imputed interest of $118,411.

        Equipment was contributed by a shareholder, in the amount of $15,000.

        The Company repaid notes payable in the amount of $500,000, with proceeds from a private placement offering.

        The Company incurred a notes payable to related parties, in the amount of $175,000, in the settlement of an employment contract.

    For the year ended June 30, 1995, these non-cash activities are as follows:

        Accrued interest on notes payable was added to the principal portion of the loan, in the amount of $29,681.

11. CONCENTRATION OF CREDIT RISK:

    The Company maintains cash balances at Wells Fargo Bank. Deposits not to exceed $100,000 at the institution are insured by the Federal Deposit Insurance Corporation. At December 31, 1996, the Company had uninsured cash in the approximate amount of $41,000 (unaudited).

12. SUMMARIZED RESULTS OF OPERATIONS:

    Summarized results of operations of the separate companies for the years ended June 30, 1995 and 1996, are as follows:

                                                                   GARDEN VALLEY  ORGANIC FOOD
                                                                     NATURALS,     PRODUCTS,
JUNE 30, 1996                                                          INC.           INC.
-----------------------------------------------------------------  -------------  ------------
Net sales........................................................   $ 5,794,095    $7,641,539
                                                                   -------------  ------------
                                                                   -------------  ------------
Net income (loss)................................................   $  (720,845)   $ (983,462)
                                                                   -------------  ------------
                                                                   -------------  ------------

JUNE 30, 1995
-----------------------------------------------------------------
Net sales........................................................   $ 3,106,227    $5,027,278
                                                                   -------------  ------------
                                                                   -------------  ------------
Net income.......................................................   $   269,065    $   23,418
                                                                   -------------  ------------
                                                                   -------------  ------------

    Since the merger on June 28, 1996, the Company has operated as a single entity.

                          ORGANIC FOOD PRODUCTS, INC.

13. RESTRUCTURING CHARGE:

    In June, 1996, the Company adopted a restructuring plan to eliminate excess equipment, personnel and inventory, that represented redundancies as a result of the merger. For the year ended June 30, 1996, the Company reported a restructuring charge of $451,500, which was comprised of the following:

Redundant inventory.......................................  $ 182,550
Severance.................................................    190,000
Disposal of equipment.....................................     21,300
Other.....................................................     57,650
                                                            ---------
                                                            $ 451,500
                                                            ---------
                                                            ---------

14. COMPENSATION FROM OPTIONS AND WARRANTS:

    The Company has a stock option plan pursuant to which options to purchase shares of the Company's common stock may be granted to employees. The plan provides that the option price shall not be less than the fair market value of the shares on the date of grant, and that the options expire five years after grant. Options vest ratably over a three year period as provided for in each employee's option agreement. At December 31, 1996, there were 650,000 (unaudited) shares reserved for options to be granted under the plan.

    In addition, the Company has issued warrants to an underwriter in connection with their two private placement offerings. As of December 31, 1996, 400,000 (unaudited) warrants have been issued at exercise prices of $2.00 to $2.50 per share and expire in approximately five years. The following summarizes stock options and warrant transactions:

                                                     SHARES
                                              --------------------
                                               OPTIONS   WARRANTS   PRICE PER SHARE
                                              ---------  ---------  ----------------
Outstanding at July 1, 1995.................     --         --      $      --
  Granted...................................    538,000    400,000  $  2.00 to $2.50
  Exercised.................................     --         --      $      --
  Expired...................................     --         --      $      --
                                              ---------  ---------  ----------------
Outstanding at June 30, 1996................    538,000    400,000  $  2.00 to $2.50
  Granted...................................     --         --      $      --
  Exercised.................................     --         --      $      --
  Expired...................................     --         --      $      --
                                              ---------  ---------  ----------------
Outstanding at December 31, 1996............    538,000    400,000  $  2.00 to $2.50
                                              ---------  ---------  ----------------
                                              ---------  ---------  ----------------

    Information relating to stock options and warrants at December 31, 1996, summarized by exercise price are as follows:

EXERCISE           OUTSTANDING           EXERCISABLE
  PRICE    ----------------------------  -----------
PER SHARE   SHARES      LIFE (YEARS)       SHARES
---------  ---------  -----------------  -----------
  $2.00      483,000              5         400,000
   2.50      400,000              5          --

                          ORGANIC FOOD PRODUCTS, INC.

14. COMPENSATION FROM OPTIONS AND WARRANTS: (CONTINUED)
    All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method, there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stockbased compensation been determined based on the fair value of the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share for the year ended June 30, 1996 and for the six month period ended December 31, 1996, would have been reduced to the pro forma amounts presented below:

                                                                                 DECEMBER 31,
                                                                  JUNE 30, 1996      1996
                                                                  -------------  ------------
                                                                                 (UNAUDITED)
Net income (loss)
  As reported...................................................  $  (1,704,307)  $  381,521
  Pro forma.....................................................     (1,815,400)     257,500
Earnings (loss) per share
  As reported...................................................  $        (.27)  $      .07
  Pro forma.....................................................           (.29)         .04

    The fair value of option and warrant grants are estimated on the date of grant utilizing the Black-Scholes option-pricing model, with the following assumptions for grants in the periods ended June 30, 1996 and December 31, 1996, respectively; expected life of options of five years, expected volatility of 14.4% and 22.3%, risk-free interest rates of 8% and a 0% dividend yield. The fair value at date of grant for options and warrants for the aforementioned periods approximated $.23 and $.31 per option.

    An additional 55,000 options were granted to employees and directors in February, 1997, with an exercise price at $2.50 per share, terms of five years and various vesting schedules.

15. SUBSEQUENT EVENT:

    The Company's Board of Directors has resolved to proceed with a proposed initial public offering of its common stock to the public. The Company is currently in the process of filing a Form SB-2 Registration Statement with the Securities and Exchange Commission to register its common stock for sale to the public. The proposed offering is intended to issue 1,200,000 common shares at five dollars ($5.00) per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Dilution.......................................           9
Capitalization.................................          10
Use of Proceeds................................          11
Selected Financial Data........................          12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          13
Business.......................................          17
Management.....................................          21
Principal Shareholders.........................          24
Certain Transactions...........................          25
Description of Securities......................          25
Underwriting...................................          28
Legal Matters..................................          29
Experts........................................          29
Available Information..........................          29
Financial Statements...........................         F-1

                            ------------------------

    UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,200,000 SHARES
                                OF COMMON STOCK

                                  ORGANIC FOOD
                                 PRODUCTS, INC.
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                     SENTRA
                             SECURITIES CORPORATION

                              SPELMAN & CO., INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article IV of the Registrant's Articles of Incorporation provides as follows:

    "The liabilities of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law."

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)(2)

SEC Registration Fee...........................................  $   2,309
NASD Filing Fee................................................      1,262
Blue Sky Filing Fees...........................................     12,000
Blue Sky Legal Fees............................................     20,000
Printing Expenses..............................................     60,000
Legal Fees and Expenses........................................     85,000
Accounting Fees................................................     80,000
Transfer Agent.................................................      3,000
NASDAQ Application Fee.........................................     25,000
Miscellaneous Expenses.........................................     11,429
                                                                 -----------
    TOTAL......................................................  $ 300,000(1)
                                                                 -----------
                                                                 -----------

------------------------

(1) Does not include the Representatives' commission and expenses of $780,000 ($897,000 if the Overallotment Option is exercised).

(2) All expenses, except the SEC registration fee and NASD filing fee, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    During the last three years, the Registrant sold the following shares of its Common Stock which were not registered under the Securities Act of 1933, as amended (the "1933 Act"):

        (i) In November 1995, the Registrant sold 1,100,000 shares of its Common Stock at $2.00 per share to the following persons:

                                                                                       NUMBER
NAME                                                                                  OF SHARES
-----------------------------------------------------------------------------------  -----------
Jack London/Life O Boston Insurance................................................     250,000
Enrique Feldman....................................................................     175,000
Floyd Hill.........................................................................     151,200

                                                                                       NUMBER
NAME                                                                                  OF SHARES
-----------------------------------------------------------------------------------  -----------
Paul and Becky Sigfusson...........................................................      77,750
Lyonshare Venture Capital..........................................................      62,500
Leslie Farkas......................................................................      50,000
William Maines.....................................................................      50,000
Richard Froehlich MD, IRA..........................................................      25,000
William Hay........................................................................      25,000
Jane Zivney Interiors Pension Trust................................................      25,000
Paul and Anne Janssens Lens........................................................      25,000
James and Jane Zivney..............................................................      17,500
Barry Donner.......................................................................      15,800
Alfred Zacher Profit Sharing Plan..................................................      12,500
Glenn C. Cook and R. Cook..........................................................      12,500
Delaware Charter G&T FBO...........................................................      12,500
Froelich Family Trust..............................................................      12,500
Marvin and Pearl Stumpf............................................................      12,500
Elliot Wagner......................................................................      12,500
L. Stuart and Naomi Nagasawa.......................................................      12,500
Hirn Doheny Reed & Harper PS Trust.................................................      12,500
William Schlueter..................................................................      12,500
John and Mary Jane Scott...........................................................      12,500
Kenneth Depersio...................................................................       6,250
Michael and Susan Gernant..........................................................       6,250
Jerrold and Carolyn Johnson........................................................       6,250

        (ii) In February 1996, the Registrant sold 250,000 shares of its Common Stock to Kenneth A. Steel, Jr. at $2.00 per share.

       (iii) In July 1996, the Registrant sold 823,500 shares of its Common Stock at $2.50 per share to the following individuals.

                                                                                       NUMBER
NAME                                                                                  OF SHARES
-----------------------------------------------------------------------------------  -----------
Rizzo Trust........................................................................      20,000
Lori Rizzo.........................................................................      15,000
Steven and Faith Chinskey..........................................................       5,000
James R. Barge.....................................................................       5,000
Thomas and Susan Lusty.............................................................      10,000
Jerry and Jean Mikus...............................................................      20,000
Michael J. Mehalko.................................................................       5,000
Jane Chu...........................................................................       5,000
Sunbeam Ventures...................................................................      40,000
Glenn C. Cook......................................................................      20,000
TBP Investments....................................................................      14,000
Enrique Feldman....................................................................     140,000
Jeff and Adelynn Barteir...........................................................      10,000
J. Michael Turley..................................................................      10,000
Monica Koechlin....................................................................      40,000
Paul and Becky Sigfusson...........................................................     100,000
Vern and Grace Thomsen.............................................................      40,000
Lawrence Cannizzaro................................................................      20,000

                                                                                       NUMBER
NAME                                                                                  OF SHARES
-----------------------------------------------------------------------------------  -----------
Hooman Nikzad......................................................................       4,000
Fred Djshandideh...................................................................       4,000
Harvey Belfer......................................................................      10,000
Satoru Nilmoto.....................................................................      10,000
Lanny and Mariane Lahr.............................................................      10,000
William R. Maines..................................................................      20,000
Ronald J. Faust....................................................................      16,000
Lyonshare Venture Capital..........................................................      25,500
Vestal Venture Capital.............................................................      15,000
Carroll and Joseph Dilustro........................................................      10,000
Sylvanus V. Tunstall...............................................................      40,000
Donald L. Ladwig...................................................................      20,000
Mateo Lettunich....................................................................      20,000
Marvin Stumpf......................................................................      10,000
Donahue Bunch......................................................................      10,000
Nathaniel and Mildred Orme.........................................................      10,000
Don Zinman.........................................................................      10,000
Kevin and Tracy McGovern...........................................................       5,000
Felicia Choi.......................................................................      10,000
John Jensen........................................................................      15,000
Herman Kahan, Trustee..............................................................      10,000
Poseidon Capital...................................................................      10,000
John Nelson........................................................................      10,000

        (iv) In connection with the sales of Common Stock set forth in subparagraph (i), (ii) and (iii) above, the Registrant issued to Spelman & Co., Inc., its placement agent and one of the Representatives of the Offering, 200,000 common stock purchase warrants exercisable at $2.00 per share until December 31, 2002 and 200,000 common stock purchase warrants exercisable at $2.50 per share until July 31, 2003.

        (v) In July 1996 the Registrant issued 2,227,499 shares of its Common Stock to John Battendieri and 22,501 shares to Casey Adams in connection with the OFP merger.

        (vi) From time to time, the Registrant has issued stock options (currently aggregating 538,000 such stock options) to employees, officers and directors under its 1995 Stock Option Plan.

    With respect to the sales made, the Registrant relied on Section 4(2) of the 1933 Act, and/or Regulation D, Rule 506. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of individuals all of whom were accredited investors as that term is defined under Regulation D under the 1933 Act and were experienced and sophisticated investors capable of analyzing the merits and risks of their investment. All such investors acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and understood the speculative nature of their investment. The transfer of the securities was appropriately restricted from sale by the Registrant.

ITEM 27. EXHIBITS.

 EXHIBIT NO.   TITLE
-------------  ------------------------------------------------------------------------------------------------
       1.01    Form of Underwriting Agreement

       1.02    Form of Selected Dealer Agreement

       1.03    Form of Representatives' Warrant

       3.01    Articles of Incorporation of the Registrant, as amended

       3.02    Bylaws of the Registrant

       5.01    Opinion of Gary A. Agron, regarding legality of the Common Stock (includes Consent)

      10.01    1995 Employee Stock Option Plan

      10.02    Office and Warehouse Lease (Morgan Hill, California)

      10.03    Employment Agreement with Mr. Hill

      10.04    Employment Agreement with Mr. Battendieri

      10.05    Merger Agreement between the Registrant (Garden Valley Naturals, Inc.) and Organic Food
                Products, Inc.

      11.01    Computation of Earnings Per Share

      23.01    Consent of Semple & Cooper PLC

      23.02    Consent of Gary A. Agron (See 5.01, above)

      27.01    Financial Data Schedule

ITEM 28. UNDERTAKINGS.

    The Registrant hereby undertakes:

    (a) That insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

    (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

    (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (e) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (g) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the 1933 Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Morgan Hill, California, on March 6, 1997.

                                              ORGANIC FOOD PRODUCTS, INC.

                                              BY:                    /S/ FLOYD R. HILL
                                                         -----------------------------------------
                                                                       Floyd R. Hill
                                                                  CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

                      SIGNATURE                                          TITLE                         DATE
------------------------------------------------------  ---------------------------------------  ----------------

                  /s/ FLOYD R. HILL
     -------------------------------------------        Chief Executive Officer and Director      March 6, 1997
                    Floyd R. Hill

                 /s/ JOHN BATTENDIERI
     -------------------------------------------        President and Director                    March 6, 1997
                   John Battendieri

                 /s/ DONALD L. LADWIG
     -------------------------------------------        Vice President--Marketing and Sales       March 6, 1997
                   Donald L. Ladwig

                /s/ PERRY T. VALASSIS
     -------------------------------------------        Chief Financial Officer and Principal     March 6, 1997
                  Perry T. Valassis                       Accounting Officer

              /s/ KENNETH A. STEEL, JR.
     -------------------------------------------        Director                                  March 6, 1997
                Kenneth A. Steel, Jr.

                /s/ CHARLES B. BONNER
     -------------------------------------------        Director                                  March 6, 1997
                  Charles B. Bonner

                 /s/ CHARLES R. DYER
     -------------------------------------------        Director                                  March 6, 1997
                   Charles R. Dyer

                                 EXHIBIT INDEX

EXHIBIT NO.    TITLE
-------------  -----------------------------------------------------------------------------------------------------
       1.01    Form of Underwriting Agreement

       1.02    Form of Selected Dealer Agreement

       1.03    Form of Representatives' Warrant

       3.01    Articles of Incorporation of the Registrant, as amended

       3.02    Bylaws of the Registrant

       5.01    Opinion of Gary A. Agron, regarding legality of the Common Stock (includes Consent)

      10.01    1995 Employee Stock Option Plan

      10.02    Office and Warehouse Lease (Morgan Hill, California)

      10.03    Employment Agreement with Mr. Hill

      10.04    Employment Agreement with Mr. Battendieri

      10.05    Merger Agreement between the Registrant (Garden Valley Naturals, Inc.) and Organic Food Products,
                 Inc.

      11.01    Computation of Earnings Per Share

      23.01    Consent of Semple & Cooper PLC

      23.02    Consent of Gary A. Agron (See 5.01, above)

      27.01    Financial Schedule